  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996

                                                     REGISTRATION NO. 333-05051

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                             THE LEAP GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      7311                    36-4079500
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    JURISDICTION OF        CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)

        22 WEST HUBBARD STREET, CHICAGO, ILLINOIS 60610, (312) 494-0300 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             R. STEVEN LUTTERBACH
                            CHIEF EXECUTIVE OFFICER
                             THE LEAP GROUP, INC.
        22 WEST HUBBARD STREET, CHICAGO, ILLINOIS 60610, (312) 494-0300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

MATTHEW S. BROWN, ESQ.       PHILIP E. RUBEN, ESQ.      LINDA DERENZO, ESQ.
 KATTEN MUCHIN & ZAVIS  KWIATT, SILVERMAN & RUBEN, LTD.  TESTA, HURWITZ &
525 WEST MONROE STREET        500 CENTRAL AVENUE          THIBEAULT, LLP
   CHICAGO, ILLINOIS      NORTHFIELD, ILLINOIS 60093  125 HIGH STREET BOSTON,
         60661                  (847) 441-7676          MASSACHUSETTS 02110
    (312) 902-5200                                        (617) 248-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                               ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              THE LEAP GROUP, INC.

                               ----------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM NUMBER AND HEADING IN FORM S-1             LOCATION IN PROSPECTUS
 -----------------------------------             ----------------------
  1. Forepart of the Registration      Forepart; Outside Front Cover Page;
     Statement and Outside Front        Inside Cover Page; Cross Reference Sheet
     Cover Page of Prospectus........
  2. Inside Front and Outside Back     Inside Front Cover Page; Additional
     Cover Pages of Prospectus.......   Information; Outside Back Cover Page
  3. Summary Information, Risk         Outside Front Cover Page; Prospectus
     Factors and Ratio of Earnings to   Summary; Risk Factors
     Fixed Charges...................
  4. Use of Proceeds.................  Prospectus Summary; Use of Proceeds
  5. Determination of Offering         Outside Front Cover Page; Underwriting
     Price...........................
  6. Dilution........................  Risk Factors; Dilution
  7. Selling Security Holders........  Principal and Selling Stockholders
  8. Plan of Distribution............  Outside Front Cover Page; Underwriting
  9. Description of Securities to be   Description of Capital Stock
     Registered......................
 10. Interests of Named Experts and    Not Applicable
     Counsel.........................
 11. Information with Respect to the   Outside Front Cover Page; Prospectus
     Registrant......................   Summary; The Company; Risk Factors;
                                        Dividend Policy; Dilution; Capitalization;
                                        Selected Consolidated Financial Data;
                                        Management's Discussion and Analysis of
                                        Financial Condition and Results of
                                        Operations; Business; Management; Certain
                                        Transactions; Principal and Selling
                                        Stockholders; Description of Capital
                                        Stock; Shares Eligible for Future Sale;
                                        Consolidated Financial Statements
 12. Disclosure of Commission
     Position on Indemnification for
     Securities Act Liabilities......  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

SUBJECT TO COMPLETION

Dated July 19, 1996

                                3,500,000 SHARES

                              THE LEAP GROUP, INC.                          LOGO

                                  COMMON STOCK

                                  -----------

 All of the 3,500,000  shares being offered hereby are  being sold by The Leap
  Group, Inc. (the "Company"). Up to 525,000 additional shares may be sold by certain  of the  Company's stockholders (the  "Selling Stockholders")  in the event  that the Underwriters exercise their  over-allotment option.
      The Company will not  receive any of the  proceeds from the sale  of shares by  the Selling  Stockholders. See "Principal  and Selling
        Stockholders."

                                  -----------

  Prior to  this offering,  there has  been no  public market  for the  Common
    Stock. It  is currently  anticipated that  the initial  public  offering
      price  will   be  between   $10.00  and   $12.00  per   share.   See
        "Underwriting" for  information relating  to the  factors to  be
          considered  in  determining  the  initial  public   offering
            price.

                                  -----------

 The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "LEAP."

                                  -----------

 SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
    TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          UNDERWRITING
                                PRICE TO DISCOUNTS AND  PROCEEDS TO
                                 PUBLIC  COMMISSIONS(1) COMPANY(2)
 ------------------------------------------------------------------
 PER SHARE                         $           $            $
 TOTAL(3)                        $           $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deduction of expenses payable by the Company, estimated at $800,000.

(3) The Selling Stockholders have granted the several Underwriters a 30-day option to purchase up to an additional 525,000 shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total price to public, underwriting discounts and commissions and
    proceeds to Selling Stockholders will be $   , $    and $   , respectively.
    The proceeds to the Company will not change from the amount set forth. See "Underwriting."

                                  -----------

  The Common Stock is being offered by the Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected
that delivery of the shares will be made in New York on or about    , 1996.

                                  -----------

DEAN WITTER REYNOLDS INC.              DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

     , 1996

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including "Risk Factors," and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option described in "Underwriting" is not exercised. Financial data pertaining to periods prior to March 11, 1996 reflect the consolidated financial data of The Leap Partnership, Inc. ("Leap Partnership"), Lilypad Services, Inc. ("Lilypad") and Tadpole Productions, Inc. ("Tadpole"), which became wholly-owned subsidiaries of The Leap Group, Inc. on such date. Unless the context otherwise requires, "Company" or "Leap" shall mean The Leap Group, Inc. and its subsidiaries. References herein to "fiscal 1996," "fiscal 1995" and "fiscal 1994" refer, respectively, to the twelve months ended January 31, 1996, the twelve months ended January 31, 1995 and the period from inception (September 20, 1993) to January 31, 1994.

                                  THE COMPANY

  Leap is a strategic and creative communications company that develops and implements integrated brand marketing campaigns using traditional and new media primarily for market leading clients. Traditional marketing services provided by Leap include television, print, radio and outdoor advertising, promotions, direct mail and package and logo design; and its new media services include digital interactive applications such as World Wide Web sites, CD-ROMs and interactive presentations. The Company's marketing and communications services combine comprehensive strategic brand marketing skills, award-winning creative talent, and the production capabilities of world class full service advertising agencies with the technological expertise to exploit new interactive and other digital media. Leap's mission is to build brand equity for its clients. Leap focuses on establishing long-term marketing partnerships with marquee clients of national and international scope that position the Company as the steward for major brands with correspondingly significant advertising budgets.

  The Company believes that certain core strengths have been, and will continue to be, integral to Leap's strategy. These strengths include superior creative talent, a focus on and an expertise in strategic brand positioning, a "flat" organizational structure built around cross-functional work teams that maximize accessibility and responsiveness to clients, and expertise in the application of new marketing communications technology integrated with a wide range of traditional services. Leap believes that these strengths enable the Company to create integrated marketing communications campaigns that fulfill its clients' marketing goals on a timely and cost-effective basis.

  The Company targets Fortune 500 clients who are national and global industry leaders. Since its founding in late 1993, Leap has successfully competed for and managed large national accounts for prestigious clients such as Nike, Inc. ("Nike") and Miller Brewing Company ("Miller"). The Company's past and current projects include (i) serving as agency of record for Niketown and Nike Factory Stores, Tommy Armour Golf Company ("Tommy Armour") and U.S. Robotics, Inc., ("U.S. Robotics"), (ii) World Wide Web site development for Nike, Tommy Armour and the Chicago Tribune Company, (iii) strategic brand positioning for Niketown, R.J. Reynolds Tobacco Co. ("R.J. Reynolds"), Pizza Hut, Inc., and YES! Entertainment and (iv) the January 1995 Super Bowl campaign for Miller. In December 1995, Leap voluntarily resigned the Miller account in order to pursue other assignments. See "--Summary Consolidated Financial and Other Data."

  Leap's present and prospective clients currently advertise primarily on national mass circulation media such as network television, network radio and nationally circulating newspapers and magazines. According to McCann-Erickson Worldwide, a leading advertising agency that regularly publishes such information, total U.S. spending on such media amounted to approximately $40 billion in 1995. Leap believes that large advertisers increasingly are looking for ways to improve the effectiveness of their advertising without increasing advertising expenditures, and to better measure results from advertising. As a result, advertisers are beginning to shift away from relying primarily on traditional one-way "broad cast" media, such as broadcast television, to media that enable advertisers to "narrow cast" or customize marketing messages to a well-defined audience. Recent developments in digital technology have led to the emergence of new media communications vehicles such as the World Wide Web, the Internet, CD-ROMs and interactive presentations. Now, such new media not only permit real time one-to-one communications links with consumers, but allow consumers, as a consequence of the interactive process, to shape the advertising messages that they receive and become more engaged by the messages. A Forrester Research report dated June 1995 estimated that the market for advertising on the Internet will reach $74 million in 1996 and will exceed $2.0 billion by the year 2000.

  The Company was incorporated in Delaware in March 1996 as a holding company for Leap Partnership, Lilypad and Tadpole. Leap Partnership was incorporated in Illinois in September 1993. Lilypad and Tadpole were incorporated in Illinois in September 1995.

  The Company's principal executive offices are located at 22 West Hubbard Street, Chicago, Illinois 60610, and its telephone number is (312) 494-0300. The Company's World Wide Web site address is: http://www.leapnet.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING

Common Stock Offered by the Company.....  3,500,000 shares
Common Stock to be Outstanding after
the Offering............................  13,100,000 shares(1)
Use of Proceeds.........................  For working capital and other general corporate purposes and for repayment
                                          of indebtedness. See "Use of
                                          Proceeds."
Proposed Nasdaq National Market
symbol..................................  LEAP
- --------

(1) Excludes (i) 2,319,000 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996 (options to purchase 1,581,333 of such shares are currently exercisable), (ii) 60,000 shares of Common Stock issuable upon exercise of options to be granted on the effective date of the Registration Statement of which this Prospectus is a part, all of which will become exercisable on the date of grant, and (iii) 2,625,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's stock option and stock purchase plans. See "Capitalization," "Management--Stock Option Plans" and Notes 5 and 9 to the Company's Consolidated Financial Statements.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

  The summary consolidated financial and other data should be read in conjunction with the audited financial statements, including the notes thereto, appearing elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results for interim periods are not necessarily indicative of results to be expected during the remainder of the fiscal year or for any future period. The following data are presented in thousands, except per share amounts and the number of Creative Partners.

                                                                  THREE MONTHS
                                            FISCAL YEAR ENDED         ENDED
                                               JANUARY 31,          APRIL 30,
                                          ----------------------- -------------
                                          1994(1)   1995    1996   1995   1996
                                          -------  ------  ------ ------ ------
                                                                   (UNAUDITED)
INCOME STATEMENT DATA:
 Revenues................................ $  373   $4,679  $8,210 $3,150 $2,037
 Operating income/(loss).................   (123)  (1,390)  1,356    565   (151)
 Net income/(loss).......................    (76)  (1,065)    700    306   (184)
 Net income/(loss) per share(2).......... $(0.01)  $(0.10) $  .07 $  .03 $ (.02)
 Shares used in per share
  computation(2)......................... 10,188   10,188  10,188 10,188 10,188

                                                          AS OF APRIL 30, 1996
                                                         -----------------------
                                                         ACTUAL   AS ADJUSTED(3)
                                                         -------  --------------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents.............................. $    15     $33,194
 Working capital........................................  (1,281)     33,351
 Total assets...........................................   2,523      35,702
 Long-term debt.........................................     432          59
 Total stockholders' equity/(deficit)...................    (624)     34,381

                                      FISCAL YEAR ENDED        THREE MONTHS
                                         JANUARY 31,          ENDED APRIL 30,
                                   -------------------------  ----------------
                                   1994(1)   1995     1996     1995     1996
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
OTHER DATA (UNAUDITED):
 Revenues, excluding Miller(4).... $   373  $ 1,700  $ 2,758  $    52  $ 2,037
 Retainer and fee revenues(5)..... $     0  $   560  $ 1,642  $     0  $   848
 Retainer and fee revenues as a
  percentage of total
  revenues(5).....................     0.0%    12.0%    20.0%     0.0%    41.6%
 Number of Creative Partners at
  end of period(6)................      15       27       38       29       56

- --------
(1) The Company's initial operating business, Leap Partnership, was formed September 20, 1993, and had no operations prior to November 1993.
(2) Calculated on the basis described in Note 2 of Notes to the Company's Consolidated Financial Statements.

(3) As adjusted to give effect to the offering (at an assumed initial public offering price of $11.00 per share, after deduction of underwriting discounts, commissions and estimated offering expenses payable by the Company) and the application by the Company of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
(4) In December 1995, the Company voluntarily resigned the Miller account in order to pursue other assignments. The information provided presents revenues as if Miller had been excluded throughout each of the periods presented. See "Business--Leap's Clients."
(5) Retainer and fee revenues represent revenues derived from fixed fee arrangements with clients, not specific to particular projects, which typically contemplate monthly payments over specified service periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(6) All of Leap's employees share the same title--"Creative Partner." See "Business--Leap's Core Strengths--Talent and Creative Distinction."

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

  The Company has a limited operating history. The Company began operations in November 1993 and experienced operating losses during fiscal 1994 and fiscal 1995. Although the Company had operating income of approximately $1,356,000 in fiscal 1996, it had an operating loss of approximately $151,000 for the quarter ended April 30, 1996, and as of April 30, 1996, the Company had an accumulated deficit of approximately $625,000. There can be no assurance that the Company will achieve or sustain profitability in the future. Future operating results will depend on many factors, including demand for the Company's services, the Company's ability to maintain its client relationships and obtain assignments from new clients, the Company's success in attracting and retaining qualified personnel, the level of competition and the Company's ability to respond to competitive developments. There can be no assurance that the Company will be successful in addressing the risks presented by such factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE ON KEY CLIENTS AND PROJECTS

  An important part of the Company's strategy is to develop in-depth, long-term relationships with a select group of clients in a variety of industries. Consistent with such strategy, a large portion of the Company's revenues has been and is expected to continue to be concentrated among a relatively small number of major clients. For the fiscal year ended January 31, 1996, Miller accounted for approximately 66% of the Company's revenues and the Company's three largest clients (including Miller) accounted for approximately 85% of such revenues. In December 1995, the Company voluntarily resigned the Miller account in order to pursue other assignments. For the quarter ended April 30, 1996, Cincinnati Bell Telephone, Nike and Tommy Armour accounted for approximately 33%, 30% and 19%, respectively, of the Company's revenues. Since Leap is often retained by its clients on a project-by-project basis, there can be no assurance that any significant client in any prior period will be a source of significant revenues in any future period.

  While the Company typically enters into written agreements with its clients, it at times performs services prior to the execution of such agreements, and written contracts are typically terminable by either party on short notice, often 90 days and in certain instances less. The Company considers its relationships with existing clients to be good. However, the loss of any one or more of the Company's significant clients, the deterioration of the Company's relationship with any of these clients or a decline in the clients' businesses could have a material adverse effect on the Company's business, financial condition or results of operations. Due to the nature of the advertising business, any of the Company's clients could at any time in the future, and for any reason, reduce its marketing budget, engage another entity or take in-house all or part of the business performed by the Company. There can be no assurance that the Company will perform any future work for any of its existing clients. See "Business--Leap's Clients" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL ADVERSE EFFECT OF FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY OF BUSINESS

  The Company's operating results are subject to variations in any given year, and from quarter to quarter, as the Company's business reflects, to a large degree, the advertising expenditures of its clients. Factors that may cause operating results to fluctuate include the timing of the completion or cancellation of a major project, an increase or reduction in the scope of services to be performed for a client, the addition or loss of a major client, the relative mix of higher and lower margin projects, changes in pricing strategies, capital expenditures and other costs relating to the expansion of operations, the hiring or loss of personnel, the opening or closing of offices, and other factors that may be outside the Company's control. As a result of the foregoing and other factors, the Company anticipates that it may experience material fluctuations in operating results on a quarterly basis, which may contribute to volatility in the price of the Common Stock. Depending upon its client mix at any time, the Company could experience seasonality in its business. Such seasonality could arise from the timing of product introductions and business cycles of the Company's clients and could be material to the Company's results of operations. Such cycles vary from client to client, and the overall impact on the Company's results of operations cannot be predicted. In addition, the advertising industry as a whole exhibits seasonality. Typically, advertising expenditures are highest in the fourth calendar quarter and lowest in the first calendar quarter, particularly in January. Although the Company has too limited an operating history to exhibit any discernible seasonal trend, as the Company matures, its business and results of operations could be affected by the overall seasonality of the industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the efforts and abilities of its senior management, including R. Steven Lutterbach, Frederick Smith, Joseph A. Sciarrotta, George Gier and Thomas R. Sharbaugh, and other key creative, technical, financial and strategic marketing personnel. Although the Company has entered into three-year employment agreements with Messrs. Lutterbach, Smith, Gier, Sciarrotta and Sharbaugh, there can be no assurance that any of such persons will not voluntarily terminate his employment with the Company. See "Management--Employment Agreements." Competition for highly qualified personnel is intense, and the loss of any executive officer, senior manager or other key employee could have a material adverse effect upon the Company's business, operating results and financial condition. Although the Company maintains key man life insurance policies in the amount of $1,250,000 on each of Messrs. Lutterbach, Smith, Sciarrotta and Gier, there can be no assurance that such policies would adequately compensate for the loss of such individuals.

  If one or more of the Company's key employees resigns from the Company to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, financial condition and operating results. Each member of Leap's management and its other significant employees have executed confidentiality and non-solicitation agreements that restrict such persons from misappropriating confidential information during such person's term of employment and thereafter and from soliciting the Company's clients, prospects or employees for two years following termination of employment. Notwithstanding such agreements, in the event of the loss of any such personnel there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists.

  The Company also believes that its future success will depend in large part upon its ability to attract and retain additional highly skilled creative, technical and marketing personnel. Competition for such personnel, especially creative and technical talent, is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Leap's Core Strengths--Talent and Creative Distinction."

POTENTIAL ADVERSE EFFECT OF INABILITY TO MANAGE GROWTH; RISKS ASSOCIATED WITH ACQUISITIONS

  The Company has experienced since its inception and may continue to experience significant growth of its business which places demands on the Company's management, employees, operations and physical resources. The Company's senior management has limited experience in managing a public company. The Company's strategy contemplates further growth of its business. To manage such growth, the Company will be required to continue to improve its operating systems, attract and retain superior advertising and new media talent, and expand the Company's facilities. If the Company is unable to effectively manage growth, the Company's business, operating results or financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  In addition, a principal component of Leap's growth strategy involves the strategic hiring of talent or the acquisition of businesses in fields related to or complementary to those of Leap. The success of this strategy depends not only upon the Company's ability to identify and hire people or acquire businesses on a cost-effective basis, but also upon its ability to integrate acquisitions effectively, to retain and motivate key personnel, and to retain the clients of acquired firms. There can be no assurance that the Company will be able to identify, acquire or integrate new operations. In general, there can be no assurance that the Company will be able to manage acquisitions successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition and operating results. There also can be no assurance that the Company will be able to sustain the rates of growth in revenues or personnel that it has experienced in the past. See "Business-- Leap's Strategy--Pursue Acquisitions and Alliances."

UNPROVEN MARKET ACCEPTANCE OF THE COMPANY'S APPROACH

  Using an unusual organizational structure built around cross-functional work teams, the Company provides integrated brand marketing campaigns for its clients using traditional and new media. The Company believes that both its structure and its expertise in new media distinguish it from the traditional agency approach. There can be no assurance that potential clients of the Company, many of whom have long-standing relationships with traditional advertising agencies, will be willing to embrace the Company's approach. Moreover, to compete successfully against specialized service providers in new media and other areas, the Company believes that its products and services in each discipline will need to be competitive with the services offered by the firms that specialize in each discipline. There can be no assurance that the Company will be successful in providing competitive solutions to its clients. Failure to do so could result in the loss of existing clients or the inability to attract and retain new clients, either of which developments could have a material adverse effect on the Company's business, financial condition and operating results.

UNCERTAINTIES RELATING TO DEVELOPING MARKET FOR NEW MEDIA; NEW ENTRANTS; UNPROVEN ACCEPTANCE OF THE COMPANY'S NEW MEDIA SOLUTIONS AND STRATEGY TO DEVELOP PROPRIETARY MATERIAL

  The Company's future growth depends in part upon its ability to increase the amount of revenue it derives from providing marketing and advertising solutions to its customers through new media, which the Company defines as media that deliver content to end users in digital form, including the World Wide Web, the Internet, proprietary online services, CD-ROMs and interactive presentations. The new media advertising market has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce through new media. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. There can be no assurance that commerce and communication through new media will continue to grow or that targeted demographic groups will be reachable through new media. The use of new media in marketing and advertising, particularly by those individuals and enterprises that have historically relied upon traditional means of marketing and advertising, generally requires the acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing resources and infrastructure less useful. See "Business--Industry Background."

  The Company has a strategy to develop, own and maintain proprietary program material that can be licensed by the Company with the goal of providing, over time, a recurring revenue stream. The Company has not generated any revenues from this strategy and no assurance can be given that the Company will be able to negotiate such arrangements with clients or that any such arrangements will generate revenues sufficient to offset the costs incurred by the Company in developing such proprietary materials. See "Business--Leap's Strategy--Develop Proprietary Program Material."

HIGHLY COMPETITIVE ENVIRONMENT; LOW BARRIERS TO ENTRY

  The markets for the Company's services are highly competitive and the Company faces competition from a number of sources. These sources include national and regional advertising agencies as well as specialized and integrated marketing communications firms. In addition, with respect to new media, many advertising agencies have started to either internally develop or acquire new media capabilities. New boutiques that provide either integrated or specialized services (e.g., corporate identity and packaging, advertising services or World Wide Web site design) and are technologically proficient, especially in the new media arena, have emerged and are competing with the Company. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, development, sales, marketing and other resources than the Company. In addition, the Company's ability to maintain its existing clients and obtain assignments from new clients depends to a significant degree on the quality of its services and its reputation among its clients and potential clients, as compared with the quality of services provided by and the reputations of the Company's competitors. To the extent the Company loses clients to the Company's competitors because of dissatisfaction with the Company's services or the Company's reputation is adversely impacted for any other reason, the Company's business, financial condition and operating results could be materially adversely affected.

  There are relatively low barriers to entry into the Company's business, and the Company expects that it will face additional competition from new entrants into the market in the future. The Company has no significant proprietary technology that would preclude or inhibit competitors from entering the Company's markets. There can be no assurance that existing or future competitors will not develop or offer services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Competition."

UNCERTAIN ADOPTION OF THE INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATIONS; DEPENDENCE ON THE INTERNET; UNCERTAINTIES REGARDING THE INTERNET

  The Company's ability to derive revenues from new media solutions will depend in part upon a robust industry and the infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complementary products, such as high-speed modems. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be and remain a viable commercial marketplace. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Federal Trade Commission and Congress have expressed interest in regulating advertising on the Internet, and although no material regulation has yet occurred, it may in the future, and could have an adverse impact on the Company's business. There can be no assurance that the Internet will become a viable commercial marketplace or that targeted demographic groups will be reachable through the Internet. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Industry Background."

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

  The Company's revenues and results of operations will be subject to fluctuations based upon the general economic conditions in the United States. If there were to be a general economic downturn or a recession in the United States, then the Company expects that business enterprises, including its clients and potential clients, would substantially and immediately reduce their advertising and marketing budgets. In the event of such an economic downturn, there can be no assurance that the Company's business, operating results and financial condition would not be materially and adversely affected.

POTENTIAL ADVERSE EFFECT OF CONFLICTS OF INTEREST

  Conflicts of interest are inherent in certain segments of the marketing communications industry, particularly in advertising. The Company has in the past and will in the future be unable to pursue potential advertising and other opportunities because such opportunities would require the Company to provide services to direct competitors of existing Company clients. In addition, the Company risks alienating or straining relationships with existing clients each time the Company agrees to provide services to even indirect competitors of existing Company clients.

UNCERTAINTIES REGARDING INTELLECTUAL PROPERTY RIGHTS

  A majority of the Company's current agreements with its clients contain provisions that grant to the client intellectual property rights to the Company's work product created during the course of the Company's assignment (except to the extent that such work product is not accepted by the client), and agreements with future clients may contain similar provisions. Other existing agreements are, and future agreements may be, silent as to the ownership of such rights. To the extent that the ownership of such intellectual property rights is expressly granted to the client or is ambiguous, the Company's ability to reuse or resell such rights will or may be limited.

POTENTIAL ADVERSE EFFECT OF LITIGATION

  The Company is a defendant in pending litigation involving claims by the Spin Doctors (a recording and performing group) arising from a television commercial created by the Company. The plaintiff is seeking substantial damages and, if successful, the damages could be material and in excess of any available insurance coverage. See "Business--Legal Proceedings" and Note 6 of Notes to the Company's Consolidated Financial Statements.

CONTROL BY CERTAIN STOCKHOLDERS; POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

  Upon completion of the offering, and assuming the exercise of currently exercisable options, the Company's officers and directors and their respective affiliates will beneficially own approximately 74.9 percent (approximately
71.3 percent if the over-allotment option is exercised in full) of the Company's outstanding Common Stock. Although no voting agreements or similar arrangements among such stockholders will exist upon completion of the offering, if such stockholders were to act in concert in the future, they would effectively be able to elect all of the directors of the Company, approve or disapprove certain matters requiring stockholder approval and otherwise control the management and affairs of the Company, including the sale of all or substantially all of the Company's assets. Such concentration of control of the Company may also have the effect of delaying, deferring or preventing a third-party from acquiring a majority of the outstanding voting stock of the Company, may discourage bids for the Company's Common Stock at a premium over the market price and may adversely affect the market price of and other rights of the holders of Common Stock. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated Bylaws (the "Bylaws") contain provisions that (i) limit a stockholder's ability to nominate directors or act by written consent, (ii) provide for a staggered board of directors and (iii) allow the Company's Board of Directors, without obtaining stockholder approval, to issue shares of preferred stock having rights that could adversely affect the voting power and economic rights of holders of the Common Stock. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. Any of the foregoing factors may delay, defer or prevent a change in control of the Company. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sale or perception could make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. Upon consummation of the offering, the Company will have a total of 13,100,000 shares of Common Stock outstanding, of which the 3,500,000 shares offered hereby will be eligible for immediate sale in the public market without restriction, unless they are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 9,600,000 shares will be "restricted" securities within the meaning of Rule 144 under the Securities Act. The Company, its officers and directors and its stockholders (who in the aggregate will hold all of the restricted securities upon completion of the offering) have agreed with the Underwriters that they will not directly or indirectly offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of Dean Witter Reynolds Inc. ("Dean Witter"), any shares of Common Stock or any other equity security of the Company, or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire,

Common Stock or any other equity security of the Company, or enter into any agreements to do any of the foregoing, for a period of 180 days from the effective date of the Registration Statement of which this Prospectus forms a part. Upon expiration of such 180 day period (or earlier upon the consent of Dean Witter), all of the currently outstanding restricted shares will be eligible for sale under Rule 144, subject to volume and other limitations of the Rule. Dean Witter may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to the lock-up agreements.

  In addition, the Company intends to file a registration statement under the Securities Act no earlier than 90 days after the offering, covering an aggregate of 5,004,000 shares of Common Stock reserved for issuance under the Company's stock option and stock purchase plans. As of June 30, 1996, there are stock options for 2,319,000 shares outstanding, of which 1,581,333 are currently exercisable. Options to purchase 60,000 shares of Common Stock will be granted on the effective date of the Registration Statement of which this Prospectus is a part and will become exercisable on the date of grant. The holders of 1,478,333 of the options exercisable upon consummation of the offering will be subject to the lock-up agreements described above. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock from time to time or the Company's ability to raise capital through an offering of its equity securities. See "Management--Stock Option Plans," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR MARKET FOR THE SHARES; POSSIBLE VOLATILITY OF SHARE PRICE

  Prior to the offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop upon completion of the offering or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock will be determined by negotiation among the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  The market price for the Common Stock may be significantly affected by factors such as the announcement of new products or services by the Company or its competitors, technological innovation by the Company or its competitors, quarterly variations in the Company's operating results or the operating results of the Company's competitors, changes in earnings estimates by analysts or reported results that may vary from such estimates. In addition, the stock market has experienced significant price fluctuations that have particularly affected the market prices of equity securities of many high technology and emerging growth companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the market price of the Company's Common Stock. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company and its officers and directors. Any such litigation against the Company could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

  The initial public offering price of the Common Stock offered hereby is substantially higher than the net tangible book value per share of the currently outstanding Common Stock. Therefore, purchasers of Common Stock in the offering will incur immediate and substantial dilution of approximately $8.38 in the net tangible book value per share of Common Stock at an assumed initial public offering price of $11.00 per share. See "Dilution."

BROAD DISCRETION AS TO USE OF PROCEEDS

  The Company has not designated any specific uses for the net proceeds from the sale by the Company of the Common Stock offered hereby, other than the use of approximately $2.3 million for the payment of certain outstanding debt. The Company intends to use the net proceeds primarily for working capital and other general corporate purposes, including possible acquisitions. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 3,500,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be $35.0 million.

  The Company intends to use approximately $1,256,000 of the net proceeds to retire all indebtedness outstanding under the Company's existing bank loan facilities, approximately $595,000 to repay a loan secured by a mortgage on the Company's office building, and approximately $400,000 to repay a loan to the Company from Mr. Lutterbach. Borrowings under the bank loan facilities bear interest at 1% above the lender's prime rate (9.25% at June 30, 1996), and the loan from Mr. Lutterbach bears interest at the rate of prime plus 1 1/2% per annum (9.75% at June 30, 1996). Borrowings under the lines of credit and the loans from Mr. Lutterbach were utilized by the Company to finance the Company's working capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company intends to use the remaining net proceeds of the offering, approximately $32.8 million, for working capital or other general corporate purposes, including possible acquisitions. The Company actively seeks out and evaluates potential acquisitions of businesses, talent, products or technologies that are complementary to the Company's business; however, it currently has no understandings, commitments or agreements with respect to any such transactions. In addition, the Company may use a portion of the proceeds to expand or acquire new facilities for its business.

  Management will have significant flexibility in applying the net proceeds of the offering. Pending use of the net proceeds for the foregoing purposes, the Company intends to invest the net proceeds in short-term, investment grade interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future, but intends to retain future earnings, if any, for reinvestment in the future operation and expansion of the Company's business and related development activities. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant, as well as the terms of any financing arrangements.

                                   DILUTION

  As of April 30, 1996, the Company had a net tangible book value deficit of $623,970 or $(0.06) per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible worth of the Company (tangible assets less total liabilities) by the total number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the shares of Common Stock offered hereby at an assumed initial offering price of $11.00 per share (after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company in connection therewith) and the application of the net proceeds therefrom, the net tangible book value of the Company as of April 30, 1996, as adjusted, would have been $34.4 million or $2.62 per share. This represents an immediate increase in net tangible book value of $2.68 per share to the existing stockholders and an immediate dilution of $8.38 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates the per share dilution to new investors:

   Assumed initial public offering price.........................       $11.00
     Net tangible book value (deficit) per share before the of-
      fering..................................................... (.06)
     Increase per share attributable to new investors............ 2.68
                                                                  ----
   Net tangible book value per share as adjusted for this offer-
    ing..........................................................         2.62
                                                                        ------
   Dilution per share to new investors...........................       $ 8.38
                                                                        ======

  The following table summarizes as of April 30, 1996, after giving effect to this offering, the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price per share paid by the existing stockholders and by the new investors purchasing shares of Common Stock in this offering (assuming an initial public offering price of $11.00 per share) before deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders..........  9,600,000   73.3% $     1,000    0.0%  $.0001
New investors..................  3,500,000   26.7   38,500,000  100.0    11.00
                                ----------  -----  -----------  -----
  Total(1)..................... 13,100,000  100.0% $38,501,000  100.0%
                                ==========  =====  ===========  =====

- --------
(1) Following the sale of Common Stock by the Selling Stockholders in the offering if the Underwriters' over-allotment option is exercised in full, the number of shares held by all existing stockholders will be reduced by 525,000 shares to 9,075,000, or 69.3% of the total shares of Common Stock outstanding after the offering. New investors will hold 4,025,000 shares, or 30.7% of the total shares of Common Stock outstanding after the offering, if the Underwriters' over-allotment option is exercised in full. See "Principal and Selling Stockholders."

  Each of the foregoing tables assumes that outstanding employee stock options will not be exercised. At June 30, 1996, an aggregate of 2,319,000 shares of Common Stock were subject to outstanding options under the Company's stock option plans at exercise prices ranging from $3.00 to $12.00 per share, with a weighted average exercise price of $6.36 per share. Of these options, 1,581,333 are currently exercisable. Options to purchase 60,000 shares of Common Stock will be granted on the effective date of the Registration Statement of which this Prospectus is part, with an exercise price equal to the initial public offering price, and will become exercisable on the date of grant. To the extent that such stock options are exercised, there may be further dilution to new investors. See "Management--Stock Option Plans" and Notes 5 and 9 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The table below sets forth the current portion of long-term debt and capitalization of the Company as of April 30, 1996 and as adjusted to give effect to the sale of the 3,500,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts, commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                        AS OF APRIL 30, 1996
                                                        ----------------------
                                                         ACTUAL    AS ADJUSTED
                                                        ---------  -----------
Current portion of long-term debt...................... $  57,000  $    20,000
Long-term debt, excluding current portion..............   431,908       59,000
Stockholders' equity (deficit):
  Preferred Stock, $0.01 par value; 20,000,000 shares
   authorized; no shares issued and outstanding actual
   and as adjusted.....................................       --           --
  Common Stock, $0.01 par value; 100,000,000 shares
   authorized; 9,600,000 shares issued and outstanding
   actual, 13,100,000 shares issued and outstanding as
   adjusted(1).........................................    96,000      131,000
  Additional paid-in-capital...........................   (95,000)  34,875,000
  Accumulated deficit..................................  (624,970)    (624,970)
                                                        ---------  -----------
    Total stockholders' equity (deficit)...............  (623,970)  34,381,030
                                                        ---------  -----------
      Total capitalization............................. $(135,062) $34,460,030
                                                        =========  ===========

- --------

(1) Excludes (i) 2,319,000 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996 (options to purchase 1,581,333 of such shares are currently exercisable), (ii) 60,000 shares of Common Stock issuable upon exercise of options to be granted on the effective date of the Registration Statement of which this Prospectus is part, all of which will become exercisable on the date of grant, and (iii) 2,625,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's stock option and stock purchase plans. See "Management--Stock Option Plans" and Notes 5 and 9 of Notes to Consolidated Financial Statements.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The following selected consolidated financial data as of January 31, 1995 and 1996 and for the period from inception (September 20, 1993) to January 31, 1994 and each of the two fiscal years in the periods ended January 31, 1995 and 1996 have been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data as of April 30, 1996 and for the three months ended April 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's consolidated financial position and results of operations for the periods presented. The results of operations for the three months ended April 30, 1996 are not necessarily indicative of future operating results. The data set forth below are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the related Notes thereto and other financial information appearing elsewhere in this Prospectus. The following data are presented in thousands, except per share amounts and the number of Creative Partners.

                                       FISCAL YEAR ENDED        THREE MONTHS
                                          JANUARY 31,          ENDED APRIL 30,
                                    -------------------------  ----------------
                                    1994(1)   1995     1996     1995     1996
                                    -------  -------  -------  -------  -------
                                                                 (UNAUDITED)
INCOME STATEMENT DATA:
 Revenues.........................  $   373  $ 4,679  $ 8,210  $ 3,150  $ 2,037
 Operating expenses:
 Direct costs and related
  expenses........................      244    3,749    3,622    1,885    1,178
 Salaries and related expenses....      133    1,598    2,247      466      755
 General and administrative.......      119      722      985      234      255
                                    -------  -------  -------  -------  -------
  Total operating expenses........      496    6,069    6,854    2,585    2,188
 Operating income/(loss)..........     (123)  (1,390)   1,356      565     (151)
 Interest expense.................        3      103      162       42       33
                                    -------  -------  -------  -------  -------
 Income/(loss) before income
  taxes...........................     (126)  (1,493)   1,194      523     (184)
 Income tax benefit/(expense).....       50      427     (494)    (217)       0
                                    -------  -------  -------  -------  -------
 Net income/(loss)................  $   (76) $(1,065) $   700  $   306  $  (184)
                                    =======  =======  =======  =======  =======
PER SHARE DATA:
 Net income/(loss) per share(2)...  $ (0.01) $ (0.10) $  0.07  $  0.03  $ (0.02)
 Shares used in per share
  computation(2)..................   10,188   10,188   10,188   10,188   10,188

                                                     JANUARY 31,      APRIL 30,
                                                    ---------------  -----------
                                                     1995     1996      1996
                                                    -------  ------  -----------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents......................... $     7  $   48    $    15
 Working capital...................................  (1,515)   (973)    (1,281)
 Total assets......................................   2,538   2,053      2,523
 Long-term debt....................................     420     448        432
 Total stockholders' deficit.......................  (1,140)   (440)      (624)

                                                                 THREE MONTHS
                                         FISCAL YEAR ENDED        ENDED APRIL
                                            JANUARY 31,               30,
                                       ------------------------  --------------
                                       1994(1)   1995     1996    1995    1996
                                       -------  -------  ------  ------  ------
                                                                  (UNAUDITED)
OTHER DATA (UNAUDITED):
 Revenues, excluding Miller(3)........ $  373   $ 1,700  $2,758  $   52  $2,037
 Retainer and fee revenues(4)......... $    0   $   560  $1,642  $    0  $  848
 Retainer and fee revenues as a
  percentage of total revenues(4).....    0.0%     12.0%   20.0%    0.0%   41.6%
 Number of Creative Partners at end of
  period..............................     15        27      38      29      56

- --------
(1) The Company's initial operating business, Leap Partnership, was formed September 20, 1993, and had no operations prior to November 1993.
(2) Calculated on the basis described in Note 2 of Notes to the Company's Consolidated Financial Statements.
(3) In December 1995, the Company voluntarily resigned the Miller account in order to pursue other assignments. The information provided presents revenues as if Miller had been excluded throughout each of the periods presented. See "Business--Leap's Clients."
(4) Retainer and fee revenues represent revenues derived from fixed fee arrangements with clients, not specific to particular projects, which typically contemplate monthly payments over specified service periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements, accompanying notes thereto and other financial information appearing elsewhere in this Prospectus. The following presentation contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Leap is a strategic and creative communications company that develops and implements integrated brand marketing campaigns using traditional and new media primarily for market leading clients. Its central mission is to build brand equity for its clients.

  The Company generates its revenues from a variety of sources: fees and retainers for strategic marketing and creative services, which may include fees based upon the airing or publication of Company-created material on various media; production revenues for creative executions, including the communication of messages through a variety of new media; and fixed fees for specific project assignments.

  Fees and retainers are established by the Company taking into consideration the Company's resources and skills which will be applied to generate relevant strategic solutions for the client's marketing and communication concerns, the value of Leap's strategic thinking and Leap's ability to produce memorable, entertaining and effective advertising. The Company prefers to structure its compensation arrangements with clients to provide for retainers or fees that integrate such an added value approach, rather than fees based on a percentage of media charges or other fixed methodologies. However, certain assignments covered by fees and retainers have been based upon traditional methodologies which have included either an estimate of the amount and level of professional expertise provided by the Company and other committed resources needed to execute a particular client's engagement or based upon an estimate of the client's advertising expenditures over certain periods.

  The term of written agreements between the Company and its clients generally is a minimum of one year. However, written agreements typically are terminable by either the client or the Company on short notice, often 90 days, and in certain instances less. The Company at times performs services prior to the execution of written agreements. Revenues, even if predominantly retainer- or project-based, can vary materially from period to period. The Company's strategy is to focus on providing expanding ranges and amounts of services to a relatively limited number of major clients. The Company's results of operations will, therefore, by design, be dependent upon the Company's ability to maintain its relationships with its key clients or to replace clients quickly should the Company or the client desire to reduce or terminate a relationship. There can be no assurance that period-to-period fluctuations in operating results will not occur.

  The Company has experienced fluctuations in its revenues since inception, which are to a significant degree a function of establishing or terminating client relationships and to a lesser degree reflect its mix of fees and production revenues. The Company has a limited operating history upon which an evaluation of the Company and its prospects may be based, and the Company has not identified any particular trends with respect to its historic revenues.

  Revenues from fixed fee arrangements, typically in the form of monthly retainers, are recognized over the period in which services are rendered. Revenues from production services are recognized at the completion of such services. Leap's production projects are usually commenced and completed in a short time period, often less than 60 days. Outside production costs are initially recorded as costs in excess of billings and are expensed as direct costs and related expenses at the completion of such services. Revenues earned from fees based upon third-party media placements are recognized when the Company-created materials appear on various media in accordance with industry practice. Salaries and other related general and administrative costs are expensed as incurred.

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of revenues, operating expenses and certain other items which are included in the Company's statements of operations for the fiscal years and three-month periods indicated. The information for each of the quarters reflected is unaudited, but has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of the Company's management, reflects all adjustments in conjunction with the Company's audited consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Operating results for any quarter are not necessarily indicative of results for any future periods.

                                         FISCAL YEAR ENDED     THREE MONTHS
                                            JANUARY 31,       ENDED APRIL 30,
                                         -------------------  ----------------
                                           1995       1996     1995     1996
                                         --------   --------  -------  -------
                                                                (UNAUDITED)
Revenues................................    100.0%     100.0%   100.0%   100.0%
Operating expenses:
  Direct costs and related expenses.....     80.1       44.1     59.8     57.8
  Salaries and related expenses.........     34.2       27.4     14.8     37.1
  General and administrative............     15.4       12.0      7.4     12.5
                                         --------   --------  -------  -------
    Total operating expenses............    129.7       83.5     82.1    107.4
Operating income/(loss).................    (29.7)      16.5     17.9     (7.4)
Interest expense........................      2.2        2.0      1.3      1.7
                                         --------   --------  -------  -------
Income/(loss) before income taxes.......    (31.9)      14.5     16.6     (9.1)
Income tax benefit/(expense)............      9.1       (6.0)    (6.9)     0.0
                                         --------   --------  -------  -------
Net income/(loss).......................    (22.8)%      8.5%     9.7%    (9.1)%
                                         ========   ========  =======  =======

 Three Months Ended April 30, 1996 Compared to Three Months Ended April 30,
1995

  Revenues decreased to $2.0 million for the three months ended April 30, 1996 from $3.2 million for the three months ended April 30, 1995, a decrease of $1.2 million or 37.5%. The net decrease of $1.2 million is primarily attributable to the Company's resignation of the Miller account (which represented approximately $3.1 million or 98% of the Company's revenues in the three months ended April 30, 1995). In the second half of fiscal 1996, Miller began to reduce its advertising expenditures on campaigns in which the Company was involved, which resulted in a significant decline in Leap's revenues during such period. The Company's management viewed an expansion of Miller's advertising budget for such campaigns as unlikely and determined that Leap's resources could be better utilized for other opportunities. The Company therefore resigned the Miller account in December 1995 in order to pursue other assignments. Such decrease was offset in part by an increase in other business revenues of $1.9 million during the three months ended April 30, 1996. The increase in other business revenues is attributable to services provided to existing and new clients. Clients from which the Company received revenues for the first time during the three months ended April 30, 1996 included U.S. Robotics and R.J. Reynolds. Of the $2.0 million in revenues for the three months ended April 30, 1996, approximately $194,000, or 9.5%, was attributable to U.S. Robotics and approximately $100,000, or 4.9%, was attributable to R.J. Reynolds. Excluding Miller revenues, revenues increased to $2.0 million for the three months ended April 30, 1996 from $52,000 for the three months ended April 30, 1995.

  Direct costs and related expenses generally consist of production costs which include services such as filming, animation, editing, special effects, photography and illustrations, artwork, computer design and various related production services which are generally outsourced, along with contract labor, talent and other costs related to creative executions which may include traditional media as well as new technologies and multimedia. Direct costs and related expenses decreased to $1.2 million for the three months ended April 30, 1996 from $1.9 million for the three months ended April 30, 1995, a decrease of $700,000 or 36.8%. The decrease was primarily attributable to reduced production work due to Leap's resignation of the Miller account. As a percentage of revenues, direct costs and related expenses remained relatively unchanged in the three months ended April 30, 1996 as compared to the three months ended April 30, 1995.

  Salaries and related expenses consist primarily of salaries and wages for employees, related payroll tax expenses, group medical and dental insurance coverages and recruiting expenses. Salaries and related expenses increased to $755,000 for the three months ended April 30, 1996 from $466,000 for the three months ended April 30, 1995, an increase of $289,000 or 62.0%. The increased expenses reflect the addition, since April 30, 1995, of 27 new Creative Partners who are primarily engaged in creative activities, including programmers and multimedia designers, to support new clients and to strengthen the Company's management team.

  General and administrative expenses include space and facilities expenses, corporate expenses, depreciation, insurance, legal and accounting fees, and management information systems expenses. General and administrative expenses increased to $255,000 for the three months ended April 30, 1996 from $234,000 for the three months ended April 30, 1995, an increase of $21,000 or 9.0%. The increase is primarily due to additional legal and accounting fees.

  Interest expense decreased to $34,000 for the three months ended April 30, 1996 from $42,000 for the three months ended April 30, 1995, a decline of $8,000 or 19.0%. The decrease is primarily attributable to reduced borrowings from available bank lines of credit.

  Combined federal and state income tax rates were 40% for the three months ended April 30, 1996 and 1995, respectively. Income tax expense of $217,300 is reflected for the three months ended April 30, 1995 as a result of the Company's taxable income during the period.

 Fiscal Year Ended January 31, 1996 Compared to Fiscal Year Ended January 31,
1995

  Revenues increased to $8.2 million for fiscal 1996 from $4.7 million for fiscal 1995, an increase of $3.5 million, or 74.5%. The increase is primarily attributable to a significant increase in fees earned from Miller during fiscal 1996, and the remainder is attributable to services provided to new clients and increased demand for services by existing clients. Miller represented approximately 66% and 64% of the Company's total revenues for fiscal 1996 and 1995, respectively. Excluding Miller, revenues increased from $1.7 million in fiscal 1995 to $2.8 million in fiscal 1996, an increase of $1.1 million or 64.7%.

  Direct costs and related expenses decreased to $3.6 million for fiscal 1996 from $3.7 million for fiscal 1995, a decrease of $100,000 or 2.7%. Approximately $375,000, or 10%, of the direct costs in fiscal 1995 were incurred in connection with business development activities for which no corresponding revenues were generated by the Company. Exclusive of these costs, direct costs increased by approximately $300,000, or 9%, from fiscal 1995 to fiscal 1996. This increase was attributable to an increase in production activities. Revenues specific to production activities increased approximately 24% in fiscal 1996. As a percentage of production revenues, direct costs decreased by approximately 11%, as a result of increased efficiencies and improved margins.

  Salaries and related expenses increased to $2.2 million for fiscal 1996 from $1.6 million for fiscal 1995, an increase of $600,000, but declined as a percentage of revenues from 34.2% to 27.4%. The increased expenses reflected the addition, in fiscal 1996, of 11 new Creative Partners.

  General and administrative expenses increased to $985,000 for fiscal 1996 from $722,000 for fiscal 1995, an increase of $263,000. The increase is primarily due to additional expenses associated with increased occupancy costs and increased staffing in administrative functions. As a percentage of revenues, general and administrative expenses declined from 15.4% in fiscal 1995 to 12.0% in fiscal 1996.

  Interest expense increased to $161,000 for fiscal 1996 from $103,000 for fiscal 1995, an increase of $58,000 or 56.3%. The increase is primarily attributable to increased borrowings from available bank lines of credit in order to fund the Company's growth and operations. Interest rates remained relatively constant for both fiscal 1996 and 1995.

  Combined federal and state income tax rates were 40% for fiscal 1996 and 1995, respectively. An income tax expense of $494,000 is reflected for fiscal 1996, as a result of the Company's taxable income during the year. An income tax benefit of $427,300 is reflected for fiscal 1995, as a result of the Company's net operating loss during the period. The Company generated a net operating loss from its inception, September 20, 1993, through January 31, 1995 of approximately $1.6 million. The net operating loss offsets the taxable income generated in fiscal 1996. The balance of the net operating loss of approximately $260,000 has been fully reserved, primarily due to the Company's history of operating losses.

Fiscal Year Ended January 31, 1995 Compared to Fiscal Year Ended January 31,
1994

  The Company's inception was September 20, 1993, and operations commenced during November 1993. Since less than three months of operations are included in fiscal 1994, comparisons to fiscal 1995 are not meaningful.

  During fiscal 1994, the Company's revenues were $373,000 and operating expenses were $496,000, resulting in a net loss of $123,000. The loss was primarily attributable to start-up costs incurred in connection with commencing operations.

QUARTERLY RESULTS AND SEASONALITY

  The following table presents the Company's operating results and other data for each of the eight quarters preceding April 30, 1996, including such operating results expressed as a percentage of revenues for the respective periods. The information for each of these quarters is unaudited, but has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of the Company's management, reflects all adjustments in conjunction with the Company's audited consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Operating results for any quarter are not necessarily indicative of results for any future periods.

                                                           THREE MONTHS ENDED
                          --------------------------------------------------------------------------------------
                          JULY 31,  OCTOBER 31, JANUARY 31, APRIL 30, JULY 31, OCTOBER 31, JANUARY 31, APRIL 30,
                            1994       1994        1995       1995      1995      1995        1996       1996
                          --------  ----------- ----------- --------- -------- ----------- ----------- ---------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGE INFORMATION)
INCOME STATEMENT DATA:
Revenues................   $  582     $1,212      $2,299     $3,150    $2,427    $1,419      $1,214     $2,037
Operating expenses:
  Direct costs and
   related expenses.....      456      1,076       1,873      1,885     1,046       537         154      1,178
  Salaries and related
   expenses.............      331        476         530        466       477       561         743        755
  General and
   administrative.......      180        177         236        234       229       249         273        255
                           ------     ------      ------     ------    ------    ------      ------     ------
   Total operating
    expenses............      967      1,729       2,639      2,585     1,752     1,347       1,170      2,188
Operating
 income/(loss)..........     (385)      (517)       (340)       565       675        72          44       (151)
Interest expense........       22         30          38         42        46        32          41         33
                           ------     ------      ------     ------    ------    ------      ------     ------
Income/(loss) before
 income taxes...........     (407)      (547)       (378)       523       629        40           3       (184)
Income tax
 benefit/(expense)......     (117)      (156)       (109)       217       260        16           1          0
                           ------     ------      ------     ------    ------    ------      ------     ------
Net income/(loss).......   $ (290)    $ (391)     $ (269)    $  306    $  369    $   24      $    2     $ (184)
                           ======     ======      ======     ======    ======    ======      ======     ======
PER SHARE DATA:
  Net income/(loss) per
   share(1).............   $(0.03)    $(0.04)     $(0.03)    $ 0.03    $ 0.04    $ 0.00      $ 0.00     $(0.02)
  Shares used in per
   share
   computation(1).......   10,188     10,188      10,188     10,188    10,188    10,188      10,188     10,188
OTHER DATA:
  Revenues, excluding
   Miller(2)............   $  532     $  529      $  143     $   52    $  761    $  882      $1,063     $2,037
                                                       AS A PERCENTAGE OF REVENUES
                          --------------------------------------------------------------------------------------
Revenues................    100.0%     100.0%      100.0%     100.0%    100.0%    100.0%      100.0%     100.0%
Operating expenses:
  Direct costs and
   related expenses.....     78.3       88.8        81.4       59.9      43.1      37.9        12.7       57.8
  Salaries and related
   expenses.............     56.8       39.3        23.1       14.8      19.7      39.6        61.2       37.1
  General and
   administrative.......     31.0       14.6        10.3        7.4       9.4      17.5        22.5       12.5
                           ------     ------      ------     ------    ------    ------      ------     ------
   Total operating
    expenses............    166.1      142.7       114.8       82.1      72.2      95.0        96.4      107.4
Operating
 income/(loss)..........    (66.1)     (42.7)      (14.8)      17.9      27.8       5.0         3.6       (7.4)
Interest expense........      3.8        2.5         1.6        1.3       1.9       2.2         3.4        1.7
                           ------     ------      ------     ------    ------    ------      ------     ------
Income/(loss) before
 income taxes...........    (69.9)     (45.2)      (16.4)      16.6      25.9       2.8         0.2       (9.1)
Income taxes
 benefit/(expense)......    (20.1)     (12.9)       (4.7)       6.9      10.7       1.1         0.1        0.0
                           ------     ------      ------     ------    ------    ------      ------     ------
Net income/(loss).......    (49.8)%    (32.3)%     (11.7)%      9.7%     15.2%      1.7%        0.1%      (9.1)%
                           ======     ======      ======     ======    ======    ======      ======     ======

- -------
(1) Calculated on the basis described in Note 2 of Notes to the Company's Consolidated Financial Statements.
(2) The Company voluntarily resigned the Miller account in December 1995 in order to pursue other assignments. See "Business--Leap's Clients."

  Depending upon its client mix at any time, the Company could experience seasonality in its business. Such seasonality arises from the timing of product introductions and business cycles of the Company's clients and could be material to the Company's interim results. Such cycles vary from client to client, and the overall impact on the Company's results of operations cannot be predicted. In addition, the advertising industry as a whole exhibits seasonality. Typically, advertising expenditures are highest in the fourth calendar quarter and lowest in the first calendar quarter, particularly in January. Although the Company has too limited an operating history to exhibit any discernible seasonal trend, as the Company matures, its business and results of operations could be affected by the overall seasonality of the industry.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has primarily financed its operations and investments in property and equipment through cash generated from bank borrowings, loans from a Company officer and equipment leases. At April 30, 1996, the Company had no material capital commitments.

  The Company had an accumulated deficit of $625,000 at April 30, 1996. The Company's operations are subject to certain risks and uncertainties including, among others, a limited operating history, net operating losses, management's plan for growth and expansion, changing technologies, and current and potential competitors with greater financial, technical and marketing resources.

  The Company's net working capital deficit increased $308,000 to $1.3 million at April 30, 1996. The increase is primarily attributable to the Company's first quarter loss of $184,382 which resulted in increased short-term bank borrowings. The Company's net working capital deficit decreased $542,000 to $973,000 at January 31, 1996, from $1.5 million at January 31, 1995. The decrease is primarily attributable to the Company's net income of $700,460 during fiscal 1996 which resulted in a net reduction of $117,000 of short-term borrowings and net changes in various working capital accounts.

  The Company's cash and cash equivalents decreased $33,000 and $1,000 for the quarters ended April 30, 1996 and 1995, respectively. The decreases are the result of net decreases in cash flows from operating activities of $456,000 and $412,000, respectively, arising primarily from increases in accounts receivable of $420,000 and $1.2 million, respectively; decreases in cash flows from investing activities for purchases of computer and office equipment of $118,000 and $27,000, respectively; and increases in cash flows from financing activities from increased borrowings of $556,000 on the Company's lines of credit and $450,000 from an officer of the Company, respectively.

  The Company's cash and cash equivalents increased $41,000 and decreased $111,000 for fiscal years 1996 and 1995, respectively. The increase in fiscal 1996 is the result of a net increase of $400,000 in cash flows from operating activities which primarily consist of the Company's net income of $700,000, after the effects of depreciation and other non-cash items of $648,000, a decrease of $286,000 in accounts receivable offset by a decrease of $1.1 million in accounts payable; a decrease of $242,000 in cash flows from investing activities for purchases of computer and office equipment; and a net decrease of $117,000 in cash flows from financing activities resulting from increased borrowings of $400,000 from an officer of the Company and $517,000 of principal reductions on the Company's bank borrowings. The decrease in fiscal 1995 is the result of a net decrease of $564,000 in cash flows from operating activities which primarily consist of the Company's net loss of $1.1 million, after the effects of depreciation and other non-cash items of $320,000, an increase of $555,000 in accounts receivable and an increase of $591,000 in costs in excess of billings, offset by an increase of $2.0 million in accounts payable and accrued expenses; a decrease of $282,000 in cash flows from investing activities for purchases of computer and office equipment; and an increase of $735,000 in cash flows from financing activities resulting from increased borrowings on the Company's existing lines of credit.

  The Company has a $1.5 million credit facility available under a revolving line of credit. The Company also has a separate $500,000 line of credit available to purchase computer and office equipment. The credit facilities are collateralized by all Company chattel paper, billed and unbilled accounts, equipment and general intangibles. Furthermore, the obligations are guaranteed by certain stockholders of the Company. The credit facilities bear interest at the bank's index rate plus 1%. At April 30, 1996, the outstanding balances were $774,500 for the revolving line of credit and $241,022 for the line of credit to be converted to a term note. The Company intends to repay this indebtedness in full from the proceeds of the offering. See "Use of Proceeds." The credit agreements expire on September 30, 1996. In connection with the offering, the Company expects to negotiate amendments to the existing credit facilities that will, among other things, extend their maturity dates.

  In February 1995, the Company secured financing from an officer of the Company to fund additional working capital needs. The $450,000 installment note bears interest at prime plus 1.5% through August 1, 1996 and is collateralized by a second mortgage on the Company's principal office building. $50,000 has been repaid on the loan and the remainder will be repaid from the proceeds of the offering. See "Use of Proceeds" and "Certain Transactions."

  On May 30, 1996, the Company obtained a $596,000 loan secured by a mortgage on the building in which the Company's offices are located. The loan bears interest at the lender's index rate and is payable in monthly principal and interest installments of $7,794 through June 2001. The Company intends to repay this indebtedness in full from the proceeds of the offering. See "Use of Proceeds."

  The Company is a defendant in pending litigation involving claims by the Spin Doctors (a recording and performance group) arising from a television commercial created by the Company. Although such litigation is in an early stage, and it is therefore difficult to predict its ultimate outcome, an adverse determination and award not covered by insurance could have a material adverse effect on the Company's results of operations and, if the offering contemplated by this Prospectus is not consummated, on the Company's liquidity and consolidated financial position. See "Business--Legal Proceedings" and
Note 6 of Notes to the Company's Consolidated Financial Statements.

  The Company believes that the net proceeds of the offering, together with existing credit facilities and any funds from operations, will be sufficient to meet the Company's cash requirements for at least the next twelve months. The Company's long-term capital requirements will depend on numerous factors, including the rates at which the Company grows, expands its personnel and infrastructure to accommodate growth and invests in new technologies. The Company has various ongoing needs for capital, including working capital for operations, project development costs and capital expenditures to maintain and expand its operations. In addition, as part of its strategy, the Company evaluates potential acquisitions of, or alliances with, businesses that extend or complement the Company's business. While the Company has no present plans, commitments or agreements with respect to any material acquisition or alliance, the Company may in the future consummate acquisitions or alliances which may require the Company to make additional capital expenditures, and such expenditures may be significant. Future acquisitions and alliances may be funded with available cash from the net proceeds of the offering, seller financing, institutional financing and/or additional equity or debt offerings.

                                   BUSINESS

  The following presentation contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Leap is a strategic and creative communications company that develops and implements integrated brand marketing campaigns using traditional and new media primarily for market leading clients. The Company's marketing and communications services combine comprehensive strategic brand marketing skills, award-winning creative talent, and the production capabilities of world class full service advertising agencies with the technological expertise to exploit new interactive and other digital media. Leap's mission is to build brand equity for its clients. Leap focuses on establishing long-term marketing partnerships with marquee clients of national and international scope that position the Company as the steward for major brands with correspondingly significant advertising budgets.

INDUSTRY BACKGROUND

  A number of significant factors and trends are driving changes and creating opportunities in the marketing communications business, including the following:

  Advertising Market. Approximately $161 billion was spent on advertising in the United States in 1995, according to McCann-Erickson Worldwide, a leading advertising agency that regularly publishes such information. A significant portion of such market is accounted for by large national-to-global advertisers with correspondingly large advertising budgets. Leap's present and prospective clients currently advertise primarily on national mass circulation media such as network television, network radio and nationally circulating newspapers and magazines. According to McCann-Erickson, total U.S. spending on such media amounted to approximately $40 billion in 1995.

  Advertising Migrating to Accountable Media. Leap believes that large advertisers increasingly are looking for ways to improve the effectiveness of their advertising without increasing advertising expenditures, and to better measure results from advertising. Historically, large advertisers, through their advertising agencies, have had a strong bias towards using "broad cast" media, such as television and newspapers. According to McCann-Erickson research, 22.5% of total advertising spending in 1995 went to television, 22.6% to newspapers, 20.4% to direct-response mail advertising, 7.0% to radio and 6.4% to yellow page publishers. The remaining 21% was allocated to magazines, outdoor signage, and other media. Management believes that less than $50 million was spent in 1995 on digital interactive media, classified within the "other" segment, such as the Internet, CD-ROMs and interactive presentations.

  The Company believes that advertisers are beginning to shift away from relying primarily on traditional one-way "broad cast" media, such as broadcast television, to media that enable advertisers to "narrow cast" or customize marketing messages to a well-defined audience. For example, according to McCann-Erickson, direct mail advertising in the total U.S. advertising market increased 41% between 1990 and 1995 compared to a 26% increase for all advertising expenditures during the same period. Similarly, the Company believes that the emergence of telemarketing is indicative of this trend. Leap believes that these trends are primarily due to the fact that by using interactive media, advertisers can target a particular segment of consumers with a precision not found in print and broadcast television advertising. In addition, interactive media can provide an almost instantaneous gauge of the advertisement's effectiveness. This feedback allows an advertiser to increase use of a particular message to take advantage of a favorable response, or continuously to freshen and modify the message to improve its effectiveness.

  Emergence of New Media. Advances in technology over the past ten years have impacted the distribution of brand messages to an extent not seen since the advent of television, and the Company believes that, as a result, marketers must make equally sweeping changes in the way they think about communicating with their customers. For years, companies have sought to create marketing programs that would communicate with consumers on a personal, one-to-one basis. Techniques such as direct mail and telemarketing were used to reach consumers more directly than traditional media including television, magazines, newspapers or billboards. Recent developments in digital technology have led to the emergence of new media communications vehicles such as the World Wide Web, the Internet, CD-ROMs and interactive presentations. Now, such new media not only permit real time one-to-one communications links with consumers, but allow consumers, as a consequence of the interactive process, to shape the advertising messages that they receive and become more engaged by the messages.

  Leap believes that the Internet, and particularly the World Wide Web, by enabling advertisers to reach well-defined audiences without paying the significant costs required to buy print space and broadcast media time, is fast becoming the most cost-effective medium by which marketers can establish a personalized two-way relationship with consumers. According to the 1995 CommerceNet/Nielsen Internet Demographics Survey, there are over 18 million users of the World Wide Web. InterNet Info reports that as of April 12, 1996, approximately 276,400 commercial Web sites were registered as domain names, an increase of more than 60% in the first quarter of 1996 over the fourth quarter of 1995. Industry observers expect this trend to continue and accelerate. The Internet offers the ability to target and track consumers with specific brand messages plus the opportunity to capture consumer preferences, opinions, needs and wants. Advertising and marketing management could have instant access to consumer feedback and continuously sharpen marketing plans to address the current marketplace. Leap believes that a marketer's Web site, if used correctly, can significantly augment traditional consumer research efforts while providing useful information to customers and prospects.

  Early adopters of Internet advertising have generally established Web sites as a relatively inexpensive way to signal a technologically sophisticated image to consumers without spending a significant portion of their overall advertising budget. The Company believes, however, that as advertisers become more familiar with interactive advertising techniques and opportunities, the amounts spent to utilize new media will increase rapidly. A Forrester Research report dated June 1995 estimated that the market for advertising on the Internet will reach $74 million in 1996 and will exceed $2.0 billion by the year 2000. Management believes that over the next few years the rate of growth of advertising expenditures on new media will greatly exceed that of expenditures for traditional media such as television or print as more consumers, households and businesses connect to the World Wide Web and marketers feel compelled to communicate through that channel.

  Increasing Importance of Brand Identity. The Company believes that branding of products and services, always important in the consumer markets, will become even more important in coming years. In some markets, consumers are presented with an increasing proliferation of products that are difficult to distinguish. Even when a product or service is demonstrably better, the Company believes that competitors can rapidly adapt their products to neutralize such advantages. As a result, most sophisticated marketers rely on the image or brand identity of their companies, products or services to differentiate themselves from competitors. A well defined brand identity can build long term equity with consumers and can be the basis for a sustainable competitive advantage.

  Importance of Speed to Market. As competitive pressures have increased and the importance of being first to market has increased, companies are shortening the cycle times required to bring products to market. In turn, their marketing partners must reduce their own cycle times for creating and producing communications elements. In addition, in recent years an increasing number of marketers have downsized and streamlined their organizations. Their advertising agencies, which are traditionally heavily departmentalized, are expected to respond to such measures by themselves becoming more efficient. Leap believes that advertising agencies that have responsive and nimble organizations and embrace developing technologies will be best positioned to respond to client demands for speed and increased efficiency.

  In summary, as brand identity and speed to market become more important to advertisers, and as more advertisers add new media to the portfolio of marketing communications channels they use, Leap expects that there will be increased demand for the services of marketing communications companies able to develop powerful, strategically sound brand identities across a broad spectrum of media. Leap believes that more and more advertisers are looking to their marketing partners for more complete marketing solutions; they are seeking both traditional marketing expertise in research, segmentation, strategy development, creative development, production, and message distribution, and the ability to extend that work into new areas. This ability requires forward thinking media strategies that are free from the historical advertising agency biases that favor traditional media, as well as the technological expertise necessary to operate in new media areas. The Company believes that firms that offer such integrated skills have the greatest opportunity to be entrusted with developing brand identity for forward thinking clients and should enjoy access to the significant advertising budgets that accompany such assignments.

LEAP'S CORE STRENGTHS

  Leap's central mission is to build brand equity for its clients by designing and implementing strategic brand marketing plans and comprehensive advertising campaigns that are driven by premier talent and creative content and employ both traditional and new media. Management believes that certain core strengths have been, and will continue to be, integral to Leap's success in achieving this goal.

  Roster of Marquee Clients. Leap has successfully competed for and serviced major accounts. For example, Leap was selected after a nationwide review as agency of record for Nike's Niketown and Nike Factory Stores. In addition to Nike, Leap's present clients include U.S. Robotics, Tommy Armour, the Chicago Tribune Company, Ameritech Corporation, R.J. Reynolds, Pizza Hut, Inc. and The University of Notre Dame. Leap's projects for national advertisers have included the 1995 Super Bowl campaign for Miller, based on fictional quarterback "Elmer Bruker," for which Leap won a "Clio" award. Leap attributes its success in attracting such clients to the reputations of Leap and its senior management, as well as its other core strengths, and believes that these factors, coupled with the client roster itself, will enhance Leap's ability to attract additional significant clients of national and international scope.

  Strategic Orientation. Leap specializes in the strategic positioning of brands. Beginning with a thorough appraisal of the needs, wants, impressions and opinions of the client's customers and the position of the client's brand in its marketplace in relationship to customers, competitors and retailers, Leap develops a distinct identity for the brand. Fusing the brand strategy with client goals, objectives and information, Leap then develops a strategic platform that serves as the grounding for all brand messages across all media. For example, when Nike first engaged Leap, Niketown had been positioned simply from a retail orientation as "the most Nike stuff anywhere." Leap, however, envisioned Niketown not merely as a retail concept but as a structure that embodies and serves as a standard bearer for the Nike philosophy and adds to the overall brand values.

  Talent and Creative Distinction. Leap maintains a multidisciplinary talent strategy as one of its core principles. Recognizing that the best strategic platform is useless without creative executions that inform, engage and entertain consumers, Leap's management places heavy emphasis on creativity in the selection and training of personnel. The Company believes that its success in attracting such creatives is in part attributable to the reputations of Frederick Smith, George Gier, Joseph A. Sciarrotta and Thomas R. Sharbaugh, who in the aggregate have over 70 years of advertising experience. Among numerous accolades received by these men for their work, Messrs. Gier and Sciarrotta were each named a National Creative All-Star for 1994 by Adweek magazine. While employed by DDB Needham, Messrs. Smith, Gier and Sciarrotta were best known for their campaigns for Anheuser-Busch, Inc.'s Bud Light brand. The team created and produced the memorable "Yes I am!" and "Ladies Night" commercials for Bud Light. Mr. Sharbaugh has a wealth of experience in brand stewardship acquired during 18 years in marketing at Anheuser-Busch, Inc. ("Anheuser-Busch") and Sears Roebuck and Co. ("Sears"). Mr. Sharbaugh oversaw the "Softer Side of Sears" campaign, which was an important part of the fundamental repositioning of Sears' retail operations. In addition, during his tenure at Anheuser-Busch, Mr. Sharbaugh oversaw noteworthy campaigns, such as "This Bud's For You," "Gimme a

Light," "Spuds McKenzie" and "the Bud Bowl," that contributed to Budweiser's stronghold on the top position in the beer market and Bud Light's emergence as the leading light beer. See "Management--Executive Officers, Directors and Significant Employees."

  Leap's employees include experienced writers, art directors, graphic designers, Web designers, producers and strategic thinkers. Leap's talent strategy targets skilled individuals who, in addition to being creative, are adept marketers attuned to the brand strategy and business objectives of clients. The Company believes that it has to date, despite intense competition for talent, been successful in attracting and retaining superior creative and strategic thinkers as well as highly skilled programmers and interactive media developers. All employees share the same title, "Creative Partner," and are called upon to contribute beyond their primary areas of expertise.

  The depth of Leap's talent extends well beyond its senior management. Leap's strategy is to recruit the very best talent available, and the work of Leap's Creative Partners has received numerous accolades and awards. Despite its short history, Leap has achieved international recognition for creative advertising. The Company received a "Clio" award for Special Effects for its 1995 Super Bowl Campaign for Miller, was a finalist in two categories at the 1995 London International Advertising Awards and has received more than a dozen awards from the Chicago Show.

  Organizational Model and Creative Process. Leap operates with an organizational structure that differs significantly from the traditional agency model. Instead of functional departments organized in a vertical hierarchy, Leap is a flat organization built around cross-functional work teams. Employees with varied skill sets (such as writers, art directors, graphic designers, Web designers, programmers, account planners, producers or media planners) are brought together as needed to service each client's specific needs. Unlike the traditional agency model, Leap's structure enables the client to deal directly with the creative and other team members and also does not grant any one person proprietary control over a creative concept. Management believes that this flat open structure yields better communications, shorter cycle times, more responsive services, more efficient use of resources, and a richer flow of creative ideas. Management also believes that this unusual structure has enabled Leap to create a culture and working environment that is attractive to creative talent. Leap has used this to its advantage, bringing together top level marketing practitioners, creative minds and technical talent selected for their balance of strategic understanding and creative capabilities. In addition, Leap has used advanced technology to link its people, assets and ideas into a flexible, fast-acting organization.

  Integrated Services Approach. Leap provides a full range of strategic, creative, interactive and production services for both traditional and new media projects. Leap's strategies are designed to integrate the most effective and beneficial aspects of a wide array of media. Creative executions may include television, print, outdoor and radio advertisements, as well as promotions, direct mail, package design and logo design. Leap will also develop and execute digital interactive solutions including World Wide Web sites, CD-ROMs and interactive presentations. While Leap does not provide traditional media buying services, it does coordinate placements of advertisements on interactive media for its clients.

  Technological Sophistication and Expertise. Management believes that the Company is in the forefront in the application of new marketing communications technology. The Company provides creative services for itself and its clients by developing and maintaining sites on the Internet's World Wide Web. In addition, Leap creates and implements interactive marketing solutions in a variety of digital media including CD-ROMs. The Company's Creative Partners include skilled programmers and interactive media developers. Management believes that Leap's investment in technology serves as a competitive advantage in recruiting and retaining talented employees.

  As an example of the Company's technological sophistication, Leap recently obtained a U.S. patent for an interactive video display system. The system utilizes cable, wireless and digital satellite technologies to enable a large screen display system to receive digital audio/video signals and to transmit the signals to a consumer or viewer at an adjacent or remote location. The Company believes that the system described in the patent could over time be used in multiple applications ranging from enhancement of an advertiser's message on a billboard to interactive entertainment programming at sporting and concert venues. The Company has not yet used the system described in the patent in its business and there can be no assurance that it will do so in the future.

  Leap is networked to the Internet through a 1.5 Mbps T1 line. The Company has developed an intranet Web site to allow easy distribution of information internally in a secured environment, and its clients can view and proof both print and graphics remotely through password protected Web pages. Proofing and annotation of audio and video work is accomplished with Emotion's Creative Partner content distribution system. Leap's programmers are versed in Basic, Pascal, C/C++, Java, Perl, Lingo and Hypertalk. Leap develops Internet projects on a number of platforms including Macintosh and Windows NT servers. Leap also utilizes two Sun Microsystems Sparc Servers, one in-house and one offsite. The in-house Sparc Server is used for development of Web projects and beta testing new technologies for companies, including Netscape and Macromedia, before they are released to the public for general sale. Completed work is transferred to a Sun Sparc 20, which is housed at a location that contains Chicago's Network Access Point, one of the hubs at which the world's telecommunications providers (such as Sprint and MCI) share information between networks. This Sparc 20 is monitored 24 hours a day, 7 days a week to ensure optimal connectivity and functionality.

LEAP'S STRATEGY

  Leap's strategy embodies the following key elements to build its business and succeed in its mission:

  Focus on Brand Stewardship. Leap's objective is to develop and nurture long-term relationships with existing and new clients who have entrusted the Company with the stewardship of their brands and the responsibility for designing, creating and delivering key consumer messages over traditional and new media. Leap has thus far been successful in winning additional assignments from several clients who initially retained Leap to undertake a single project in Web design or a specific brand advertising assignment. As such clients worked with Leap and experienced its integrated, value-added approach, other assignments and additional responsibilities followed. For example, Leap received an initial assignment to do the strategic positioning and creative development for Tommy Armour's 855s irons. Leap's scope of work for Tommy Armour grew to include assignments for a World Wide Web site, new club design, logo design, package design and material used at the point-of-purchase. Similarly, Leap was initially engaged by U.S. Robotics to develop advertising for its modem division. Leap has since received assignments to redesign and develop a number of U.S. Robotics' Web sites. Leap is also working on adapting U.S. Robotics' installation software CD-ROM to an advertising/marketing new media tool. In addition, the Company has been engaged to do advertising for U.S. Robotics' telephony division. Management believes that its focus on long-term partnerships should provide a recurring revenue stream not associated with single project assignments.

  Maintain Superiority in Talent, Technology, and Service. Leap intends to continue to attract, hire and retain top level strategic, creative and technical talent and to be a leader in developing better ways of communicating with consumers through leading-edge technology. With its flexible work team approach and flat organizational structure, Leap is dedicated to providing faster and more cost effective solutions to its clients' needs. Leap believes that it can provide a competitive advantage to itself and its clients by creating leading multimedia marketing programs that use interactive technologies and MIS tools for optimizing the effectiveness of marketing initiatives.

  Target Market Leaders as Clients. Leap intends to focus on a limited number of marquee clients, with businesses of national or global scope, that seek to develop long-term marketing partnerships for significant national or international brands and are interested in using traditional and new media for their marketing communications. Many of Leap's current clients are, and future targets are expected to be, market leaders with aggressive plans for growth and multi-faceted communications needs.

  Develop Proprietary Program Material. Leap believes there is a significant opportunity to create, develop and own proprietary program material for its clients or itself. For example, Leap could create fictional characters, events (a fictional sports league, for example) or locations (a fictional shopping mall) that could be used in clients' marketing campaigns. This is similar in concept to the early days of television when third parties, often advertising agencies, developed entertainment programs sponsored by agency clients. Leap's strategy, in contrast to the earlier concept, is to retain ownership of programs it creates and to use such fictional creations primarily on the World Wide Web, rather than television. If these fictional characters, events or locations are developed and prove popular, the Company could license them to sponsors. Moreover, the Company could create collateral merchandise, such as clothing, games, and toys, based on these fictional creations. Leap's management believes that this strategy, over time, could result in the creation of intellectual property which, if properly utilized, could generate a recurring revenue stream for the Company.

  Pursue Acquisitions and Alliances. The Company expects to pursue acquisitions of, or alliances with, businesses that extend or complement the Company's business. The Company may explore acquisitions to obtain additional top level talent, to supplement its scope of services and technology or to add to its client roster. To assist the Company in attracting and servicing international clients, the Company intends to seek out and establish strategic alliances with international partners who share or expand Leap's core strengths and services.

  Broaden Operations Geographically to Service Clients. In keeping with the Company's strategy of developing long-term relationships with national-to-global clients, management intends to expand localized client account management and support services through cost effective computerized local offices. Primary creative marketing and advertising support will be provided by personnel at the Company's corporate headquarters as management believes that centralized operations can best preserve Leap's culture, assist creativity and maximize the operational efficiencies of Leap's structure. The Company presently operates a remote facility to ensure responsiveness to a particular client's needs, and management will continue to evaluate the need for localized account management and support on a client by client basis. It is currently anticipated that larger national accounts will require small local offices to supplement the primary operations at headquarters.

  Create the Marketing Multiplier. In its work for clients, Leap applies a concept it calls the "marketing multiplier." This concept involves the mixing of advertising, entertainment and technology to increase the opportunities for delivering brand messages in a fresh way. Ideally, this generates publicity and public relations opportunities, creates product recognition and makes the selling message more memorable. Leap seeks to create the "big idea," a marketing theme which has greater impact as it is translated across multiple communications channels into advertising, promotions, programming, entertainment and Internet content. For example, in 1994 Leap created a series of humorous spots for Miller Brewing Company that followed fictional quarterback Elmer Bruker, a member of every winning Super Bowl team who never saw any playing time. Leap wrote a Bruker biography, created Bruker trading cards and orchestrated promotions and public relations efforts. The Bruker idea generated "free" publicity and product recognition that went far beyond the spots themselves. At Super Bowl 1995, network sportscasters interviewed Bruker and fans displayed Bruker banners. The Company believes that major national-to-global advertisers are embracing the "marketing multiplier" or "big idea" marketing strategy as a way to build brand equity on a cost effective basis and that Leap, with its expertise in developing communications across all platforms and its relationships with clients and members of the media and entertainment industries, is well positioned to leverage the multiplier effectively for the brands it promotes.

LEAP'S SERVICES

  Leap focuses on providing integrated marketing and communications services designed to build brand equity through both traditional and new media. Creative marketing solutions are generated with the goal of increasing the client's sales while maximizing return on investment. The Company's solutions are formulated through an ongoing process of building brand strategy and creating and producing traditional and new media content.

  Strategic Brand Management. Leap focuses on developing a unique selling proposition for a client or a client's product that builds brand equity and differentiates the client or product from its competition. The Company creates integrated marketing communications campaigns using a combination of traditional and new media techniques designed to leverage marketing multiplier principles. Leap has an account planning philosophy that places the consumer at the center of the process, enhancing understanding of consumer needs, motives and perceptions.

  Creative Content Development. Leap develops creative ideas and executions for delivery through a variety of distribution channels. Leap creates television, print, radio and outdoor ads; develops logos, packaging, product and collateral designs; creates promotions; generates design, programming and content for World Wide Web sites, interactive kiosks and laptop presentations; and develops entertainment programming.

  New Media Production and Services. As part of Leap's integrated marketing strategy, it generates and provides new media products and services including designing and programming World Wide Web sites, interactive kiosks, CD-ROMs and laptop presentations.

  Innovative Production. Once strategy and creative content are approved by clients, Leap produces the work in a manner designed to maintain high standards of quality and deliver an attractive return on investment. Leap seeks to deliver innovative solutions that can lower production costs, or provide new media or new distribution channels for Leap's clients.

LEAP'S CLIENTS

  Leap serves a variety of clients ranging from large companies such as Nike and R.J. Reynolds to small companies such as Luminair Multimedia One, LLC and The One Show. Leap's current clients include Nike, Ameritech Corporation, R.J. Reynolds, the Chicago Tribune Company, U.S. Robotics, Tommy Armour and The University of Notre Dame. Leap also believes in providing pro-bono services to worthy organizations and has to date provided services to the Brain Injury Association and the Partnership for a Drug Free America.

  The Company's clients to date have included the following:

             CLIENT                        SERVICES PROVIDED BY LEAP
             ------                        -------------------------
 Nike, Inc..................... Agency of record for Niketown and Nike Factory
                                 Stores, developing strategic brand
                                 positioning, producing print, radio, digital
                                 design, packaging, multi-media, World Wide Web
                                 strategy and design and strategic database
                                 design.
 U.S. Robotics, Inc............ Agency of record producing television, print, radio, World Wide Web design, CD-ROM and
                                 strategic database design.
 Tommy Armour Golf Co.......... Agency of record developing strategic brand positioning, producing television, print,
                                 World Wide Web strategy and design, golf club
                                 design, and logo design.
 Ameritech Corporation......... Agency of record assigned to Ameritech Internet services.
 R.J. Reynolds Tobacco Co...... Providing strategic brand repositioning and creative campaigns for selected brands.
 Pizza Hut, Inc................ Strategic planning.
 Chicago Tribune Company....... Development of World Wide Web programming and content for delivery via the Internet.
 The University of Notre Dame.. Television, CD-ROM, and multi-media design on a project basis.
 Cincinnati Bell Telephone..... Television, print, Internet access marketing, radio, name generation, logo design, and
                                 package design for various services on a
                                 project basis.

                 CLIENT                        SERVICES PROVIDED BY LEAP
                 ------                        -------------------------
 Anheuser-Busch, Inc................... Television on a project basis.
 YES! Entertainment.................... Strategic positioning and television on a project basis.
 Brain Injury Association.............. Television and print on a pro bono basis.
 Partnership for a Drug Free America... Television on a pro bono basis.
 The One Show.......................... Production of the CD-ROM for an award show.
 Boston Chicken, Inc................... Television, outdoor, menu design, and promotions on a project basis.
 United States Satellite Broadcasting.. Television and print on a project basis.
 Papa John's International, Inc. ...... Positioning, television, and menu design on a project basis for this
                                         regional pizza delivery company.
 Luminair Multimedia One, LLC.......... Development of "History of Notre Dame
                                         Football" CD-ROM.
 Miller Brewing Company................ Previous agency of record for Miller
                                         Lite Ice producing television, radio,
                                         and print; television and promotional
                                         work for Miller Lite on a project
                                         basis producing a Super Bowl
                                         commercial and campaign; new product
                                         development and World Wide Web site
                                         development for Plank Road Brewery and
                                         America Specialty & Craft Beers
                                         divisions on a project basis.

  Leap was added to Miller's roster of agencies in May 1994 to do project work for Miller Brewing Company and Plank Road Brewery. During the course of an 18-month relationship, Leap developed a Super Bowl campaign for Miller Lite, was assigned agency of record for Miller Lite Ice, and worked on a number of new product development assignments for Plank Road. In December 1995, the Company voluntarily resigned the Miller account in order to pursue other assignments.

  Leap's three largest clients accounted for approximately 85% of Leap's revenues for the fiscal year ended January 31, 1996, with fluctuations in the amount of revenue contribution from each such client from quarter to quarter. Miller, Leap's largest client during fiscal 1996, accounted for approximately 66% of Leap's revenues during such period. Cincinnati Bell Telephone, Nike and Tommy Armour accounted for approximately 33%, 30% and 19%, respectively, of the Company's revenues for the quarter ended April 30, 1996. Since Leap is retained by a number of its clients on a project-by-project basis, a client from whom Leap generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period.

CLIENT CASES

  The following cases further illustrate the range of services that the Company offers its clients and the value that such services can provide.

 Niketown

  Nike's global marketing director embarked on a national search for a second agency to augment its longtime agency of record, Wieden & Kennedy. After a nationwide review, Leap was selected as Nike's second agency of record. Leap's first assignment was to reposition the Niketown brand of retail stores from a basic retail strategy to an extension of Nike's "Just Do It" philosophy. Nike management approved Leap's positioning strategy for Niketown and Leap then created and executed elements including television, radio, print, outdoor advertising, in-store strategies, multimedia strategy and design, Web site development and packaging. In addition to ongoing advertising for existing Niketown locations, Leap is also heavily involved in launching new locations domestically and internationally.

 Chicago Tribune Company -- Online Arts and Entertainment Service Guide

  Leap has been engaged as the strategic developer of the architecture and look and feel of a leisure and entertainment segment of the Chicago Tribune Company's Web site which the Company expects to be the most comprehensive entertainment guide for the Chicago area. The site is intended to provide consumers with up-to-date high-quality content, and eventually transactional abilities, for nightclubs, bars, restaurants, live music, calendars, movie guides, libraries, museums, parks and special events. The Company's plans also envision versions of the site which will be "intelligent" and through usage will track a user's preferences and provide personalized information.

 Miller Brewing Company -- Super Bowl Campaign

  As a member of Miller's agency roster, Leap recognized an opportunity for Miller to reinforce its position as the NFL official beer sponsor as well as compete directly with the Anheuser-Busch promotion "Bud Bowl." Facing a fast turnaround schedule (six weeks), Leap created and produced television commercials complete with celebrity talent and estate negotiation, a live action shoot, a blue screen shoot, selection of NFL footage, editing and compositing. The result was "Elmer Bruker," the story of the quarterback who was a member of every winning Super Bowl team but never played. The spot employed visual effects technology, such as that used in the movie "Forest Gump," to incorporate football legends including Vince Lombardi and Hank Stramm, and live action shots with Jimmy Johnson. The spots launched during the college Bowl games on December 31, 1994. Leap orchestrated promotions and public relations, wrote a Bruker biography, and created Bruker trading cards.

 Tommy Armour Golf Company

  Leap was retained as agency of record for Tommy Armour in May 1995. The initial assignment was to create an advertising campaign that would relaunch Tommy Armour's 855s Oversized Irons and begin to reposition the company as forward thinking and technology focused. The 855s irons had been launched in 1994 with little advertising support and Tommy Armour felt it had missed an opportunity to convey product innovation to consumers.

  Leap developed a campaign based on game improvements and a themeline for the advertising, "Take your game to the next level." The elements of the communication plan included national television advertising, featuring professional golfer Jim Gallagher, Jr., that ran on Saturday and Sunday golf tournament telecasts and the CNN Airport Network. National trade and consumer print advertising was also placed in golf publications. Leap created integrated point of purchase materials, developed an updated Tommy Armour logo, assisted in promotions and developed a Web site.

  At the time Leap suggested the development of a Web site to Tommy Armour, the Company was not aware of any other golf companies on the World Wide Web. Leap convinced Tommy Armour that the Web site should be an integrated part of its marketing plan and would offer benefits to consumers, trade partners and the company. Leap crafted a deal with Golf Web, an online golf magazine, for Tommy Armour to be the sole sponsor of Golf Web's coverage of all four major tournaments in 1996, with a hyperlink to the Tommy Armour Web site. Leap designed and developed the Tommy Armour Web site which includes product information, a pro shop locator to help consumers find Tommy Armour products, pro biographies, Tommy Armour news, and a golf trivia quiz. The Tommy Armour Web site now serves consumers by providing relevant information and games, trade partners by funneling customers to their retail outlets and Tommy Armour by providing information about its customers.

COMPETITION

  The markets for the Company's services are highly competitive. Clients may change their marketing and communications advisors with relative ease or perform these functions themselves. Clients may also reduce or eliminate their expenditures on advertising and marketing at any time for any reason. The Company faces competition from a number of sources, all striving to attract new clients or additional assignments or accounts from existing clients. These sources include national and regional full-service and specialty advertising agencies as well as specialized and integrated marketing communications firms. The Company could also be viewed as competing with large entertainment/technology/marketing companies. While management believes that Leap has a technological head start over most traditional agencies, many agencies have begun to internally develop or acquire new media capabilities (e.g., corporate identity and packaging, advertising services or World Wide Web site design), have emerged technically proficient in the new media arena and are competing with the Company in the interactive advertising market. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technology, development, sales, marketing and other resources than the Company.

  There are relatively low barriers to entry into the Company's business. For example, the Company has no significant proprietary technology that would preclude or inhibit competitors from entering the integrated marketing communication solutions market. The Company expects that it will face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company believes that the principal competitive factors in its markets are the abilities to understand the client's business and develop strategically sound interactive solutions, present unique creative concepts, demonstrate breadth and depth of technical and new media expertise, develop strong customer relationships and produce high quality products with speed and efficiency, and at a competitive price. The Company believes that it competes favorably with respect to each of these factors, due in large part to a structure that combines the creative talent and other skills of a traditional advertising agency, as well as access to significant client advertising budgets, with the technological vision required to convert client budgets into effective digital, interactive marketing communications. However, there can be no assurance that the Company will continue to compete successfully. To the extent that the Company's competitors are perceived as providing superior products, services or terms, or to the extent that the Company's clients are dissatisfied with the Company's products, services or terms, the Company's business, operating results and financial condition could be materially adversely affected.

CREATIVE PARTNERS

  As of June 30, 1996, Leap employed a total of 72 Creative Partners, 65 of whom were full-time and 7 part-time. Of these, 62 were engaged in servicing clients and 10 were involved in finance and administration. The Company expects to hire a significant number of Creative Partners in fiscal 1997 to accommodate anticipated growth and expansion. None of the Company's Creative Partners are represented by a labor union, and the Company believes that its relations with its Creative Partners are good.

FACILITIES

  The Company owns its main office in Chicago which is a 12,400 square foot two-story facility. The Company also leases a 2,200 square foot facility in Portland, Oregon to service a local client. The Company is currently seeking additional office space in Chicago, and believes that the space required to serve the Company's present needs and anticipated growth will be available for purchase or lease on commercially reasonable terms on an as-needed basis.

LEGAL PROCEEDINGS

  In September 1995, the Spin Doctors (also known as Modigliani, Inc.), a recording and performing group, and Mow B'Jow Music, Inc., their music publisher, filed a lawsuit against Leap, Miller and Trivers/Myers Music in the United States District Court, Central District of California. The complaint alleges copyright and persona infringement, statutory and common law unfair competition and unjust enrichment stemming from the airing of a television commercial created by Leap for a client. The suit has been referred to the Company's insurance carrier and legal counsel. The complaint seeks substantial monetary damages. In an unsolicited demand, the plaintiffs have offered to compromise the case in the amount of $5,750,000. The defendants rejected such offer to settle because of their belief that the plaintiffs' claims have no merit, and the Company intends to vigorously defend its position. Although the suit is in an early stage and it is therefore difficult to predict its ultimate outcome, an adverse determination and award not covered by insurance could have a material adverse effect on the Company's results of operations and, if the offering contemplated by this Prospectus is not consummated, on the Company's liquidity and consolidated financial position.

  The Company is not a party to any other material litigation.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

  The executive officers, directors and significant employees of the Company are as follows:

      NAME                        AGE                   POSITION
      ----                        ---                   --------
R. Steven Lutterbach(1)..........  46 Chairman and Chief Executive Officer
Frederick Smith..................  42 Vice Chairman and Chief Operating Officer
Thomas R. Sharbaugh..............  52 President and Director
George Gier......................  35 Executive Vice President, Chief Marketing
                                       and Information Officer and Director
Joseph A. Sciarrotta.............  34 Executive Vice President, Chief Creative
                                       Officer and Director
Peter Vezmar.....................  39 Chief Financial Officer and Treasurer
Robert C. Bramlette..............  46 Chief Legal and Strategic Officer and
                                       Secretary
Guy Day(1)(2)(4).................  65 Director
John Keane(1)(2)(3)(4)...........  66 Director
Thomas McElligott(2)(3)..........  52 Director

- --------
(1) Member of Compensation Committee.
(2) Messrs. Day, Keane and McElligott will become directors of the Company on the effective date of the Registration Statement filed in connection with the offering.
(3) Member of Audit Committee.
(4) Member of Stock Committee.

  R. Steven Lutterbach co-founded Leap, has served as a director and officer of the Company since its inception and became Chairman of the Board and Chief Executive Officer in March 1996. From 1990 to the present, Mr. Lutterbach has served as President of Forest Beach Development, Inc. and Long Beach Development, Inc., both real estate development companies, which require minimal amounts of his time. Mr. Lutterbach also co-founded the Alliance Banking and Financial Service Companies, a full service bank in Michigan. Mr. Lutterbach's previous experience includes positions as Chairman and Chief Executive Officer of Control Resources Industries, Inc., a publicly held company specializing in environmental products and service. Mr. Lutterbach currently serves on the Board of Directors of several privately-held businesses, foundations and social organizations, including Alliance Banking Company.

  Frederick Smith, a co-founder of Leap, was appointed Vice Chairman and Chief Operating Officer of the Company in May 1996 and has served as a director and officer since the Company's inception. From January 1991 until the formation of Leap in September 1993, Mr. Smith was employed by DDB Needham Chicago, where he was a Vice President, Executive Producer. While there, his principal accounts were Bud Light, Michelob (for which he produced a commercial featuring Phil Collins), Discover Card Services, General Mills and Audi. Mr. Smith's previous experience included one year at Young and Rubicam Chicago, where he was responsible for the Old Style "Heart of the Heartland" campaign, and five years at Leo Burnett in Chicago where his client list included McDonald's, Kelloggs and United Airlines.

  Thomas R. Sharbaugh joined the Company in April 1996, became a director at that time and was appointed President in May 1996. Prior to joining Leap, Mr. Sharbaugh was employed by Sears from March 1994 until February 1996 as Vice President, Strategic Marketing and Advertising. While at Sears, Mr. Sharbaugh oversaw the "Softer Side of Sears" campaign, which was named as one of the top 10 print campaigns and top 25 television campaigns of 1995 (for the first time ever for a retail advertiser). Prior to joining Sears, Mr. Sharbaugh held various senior level executive marketing positions during his 16-year tenure at Anheuser-Busch. As Vice President of Brand Management and, prior to that, as Vice President of

Budweiser Brands, he was responsible for managing brand marketing activities and new product marketing. Mr. Sharbaugh's responsibilities at Anheuser-Busch included the development and market launch of Bud Light; management of the "This Bud's For You" campaign for Budweiser; the "Gimme a Light", "Spuds McKenzie" and "Make it a Bud Light" campaigns for Bud Light; and the "Bud Bowl" promotional campaign. Mr. Sharbaugh has received many awards for his marketing accomplishments, including the Food and Beverage Marketing's "Brammy" award for best sports marketing promotion in 1990, and was named to Advertising Age's "Marketing 100" in 1992.

  George Gier co-founded Leap, has served as a director and officer of Leap since its inception and was appointed Executive Vice President, Chief Marketing and Information Officer in May 1996. From January 1991 until joining the Company, he was employed by DDB Needham Chicago, where he was a Vice President, Creative Director. Mr. Gier's previous experience included Hal Riney & Partners in San Francisco, where his principal assignment was the introduction of Saturn automobiles. Prior to joining Hal Riney & Partners, Mr. Gier spent four years at Fallon McElligott in Minneapolis, where his client list included Lee Jeans, Porsche, Federal Express, Gilbey's Gin and Time/Life Books. Mr. Gier's accolades include three "Clios" and 14 awards from The One Show, and he has twice been a finalist for the Stephen E. Kelly Awards. In 1993, Mr. Gier was named Midwest Copywriter of the year by Adweek magazine, and in 1994, he was named a National Creative All-Star by Adweek magazine.

  Joseph A. Sciarrotta co-founded Leap, has served as a director and officer of Leap since its inception and was appointed Executive Vice President, Chief Creative Officer in May 1996. From January 1991 to August 1993, he was employed by DDB Needham Chicago, where he was a Senior Vice President, Group Creative Director. While at DDB Needham, Mr. Sciarrotta was responsible for the Bud Light, Frito Lay, and Busch Garden Theme Parks accounts, among others. Prior to his move to DDB Needham, Mr. Sciarrotta spent six years at J. Walter Thompson Chicago where he was a Senior Vice President, Creative Director. His work, while at J. Walter Thompson, on 7-11, Lowenbrau, Oscar Mayer, Kraft Miracle Whip, Quaker Oats and Godfather's Pizza earned him various creative awards as well as Effie awards for effective advertising. In 1990, Mr. Sciarrotta was named to the Adweek Creative All-Star Team as TV Art Director of the Year for the Midwest, and in 1994, he was named a National Creative All-Star by Adweek magazine.

  Peter Vezmar joined the Company in June 1994 as the Director of Finance and has served as Chief Financial Officer and Treasurer of Leap since March 1996. From February 1989 until November 1994, Mr. Vezmar was employed by Pavichevich Brewing Co., a public company, as its Chief Financial Officer. Mr. Vezmar is a Certified Public Accountant and a former partner in a regional CPA firm.

  Robert C. Bramlette has served as Chief Legal and Strategic Officer and as Secretary of the Company since May 1996. Prior to joining Leap, Mr. Bramlette was Of Counsel to the law firm Krupa & Braun, which he joined in February 1996. Prior to joining Krupa & Braun, Mr. Bramlette was employed by Sears for sixteen years, most recently as its Assistant General Counsel, Real Estate, and prior to that time, in a number of positions including Director of Corporate Communications.

  Guy Day will become a member of the Company's Board of Directors on the effective date of the Registration Statement filed in connection with the offering. Mr. Day is the sole owner and employee of G. Bidet Co. Inc., a California-based advertising consulting company, which he founded in 1987. From 1989 to 1990, Mr. Day held the position of Vice Chairman at the advertising agency Keye/Donna/Pearlstine where he assisted in the reorganization of this midsize agency. Mr. Day joined McElligott Wright Morrison White as its Vice Chairman for a four-month period in 1991 during which he assisted in the firm's campaign to obtain an automobile manufacturer as a client. In 1966 Mr. Day co-founded Faust/Day, Inc. which by way of merger became Chiat/Day, Inc. From 1968 to 1976, Mr. Day served this agency as Creative Director and Chief Operating Officer. In 1982, Mr. Day returned to Chiat/Day, Inc. from a sabbatical and served as its President in charge of western operations until 1987. During his employment at Chiat/Day the agency was twice selected as Advertising Age's "National Agency of the Year."

  John Keane will become a member of the Company's Board of Directors on the effective date of the Registration Statement filed in connection with the offering. Mr. Keane is the Gillen Dean and Korth Professor of Strategic Management at The University of Notre Dame's College of Business
Administration.

He joined The University of Notre Dame in January 1989 in his current position. Prior to such time, Mr. Keane held various management and consulting positions in the advertising industry. From 1972 to 1984 he was the founding President of Managing Change, Inc., a marketing consulting firm, and from 1961 to 1972 he was employed by Needham, Harper & Steers, Inc., Wade Advertising, Inc., North Advertising, Inc. and J. Walter Thompson Company, where his clients included Seven-Up, Kraft Foods, Oscar Mayer, Quaker Oats, S.C. Johnson and Campbell Taggart. Mr. Keane is a director of Excel Industries, Inc., a publicly held manufacturer of automotive parts.

  Thomas McElligott will become a member of the Company's Board of Directors on the effective date of the Registration Statement filed in connection with the offering. In 1981, Mr. McElligott co-founded the Fallon McElligott Rice agency, which in 1984 was named Advertising Age's "National Agency of the Year." After seven years at Fallon McElligott Rice, he moved in 1989 to Chiat/Day/Mojo, serving as its Executive Creative Director. In 1990, Mr. McElligott founded the advertising agency McElligott Wright Morrison White where he served as Chief Executive Officer and Creative Director until he retired in 1992. Mr. McElligott is a member of the Advertising Hall of Fame.

BOARD OF DIRECTORS

  Upon the completion of the offering, the Board of Directors will be divided into three classes. The Board will be composed of three Class I directors (Messrs. Smith, Sciarrotta and Keane), two Class II directors (Messrs. Sharbaugh and Gier) and three Class III directors (Messrs. Lutterbach, Day and McElligott). The terms of the Class I, Class II and Class III directors expire on the date of the 1997, 1998 and 1999 annual meetings, respectively. At each annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Directors elected by the stockholders may be removed only for cause.

COMMITTEES OF THE BOARD OF DIRECTORS

 Audit Committee

  The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

 Compensation Committee

  The Compensation Committee determines the compensation of the Company's executive officers and makes recommendations concerning the grant of options to purchase shares of the Company's stock under the Company's 1996 Stock Option Plan, Employee Incentive Compensation Plan and Employee Stock Purchase Plan.

 Stock Committee

  The Stock Committee will administer the Company's 1996 Stock Option Plan, Employee Incentive Compensation Plan and Employee Stock Purchase Plan.

 Other Committees

  The Board of Directors may establish such other committees as deemed necessary and appropriate from time to time.

COMPENSATION OF THE BOARD OF DIRECTORS

  The Company intends to pay a fee of $2,000 per Board meeting attended and $500 per committee meeting attended to its directors who are not employees of the Company. The Company will reimburse such directors for travel and lodging expenses incurred in connection with their activities on behalf of the Company. In addition, non-employee directors are eligible to participate in the Company's Non-Employee Directors' Stock Option Plan. On the effective date of the Registration Statement filed in connection with the offering, each of Messrs. Day, Keane and McElligott will be granted options to purchase 20,000 shares of Common Stock pursuant to the plan. See "--Stock Option Plans--Non-Employee Directors' Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the cash compensation paid by the Company for services rendered during the fiscal year ended January 31, 1996 to its chief executive officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during such period (each, a "Named Executive Officer").

                                          ANNUAL COMPENSATION
                                          --------------------    ALL OTHER
NAME                                      SALARY ($) BONUS ($) COMPENSATION ($)
- ----                                      ---------- --------- ----------------
R. Steven Lutterbach
 Chief Executive Officer.................  $201,000     --           --
Frederick Smith
 Chief Operating Officer.................   201,000     --           --
George Gier
 Executive Vice President, Chief
  Marketing and Information Officer......   201,000     --           --
Joseph A. Sciarrotta
 Executive Vice President and Chief Crea-
  tive Officer...........................   221,226     --           --

  No stock options or stock appreciation rights have been granted to the Named Executive Officers since the Company's inception.

STOCK OPTION AND STOCK PURCHASE PLANS

1996 Stock Option Plan

  Effective January 3, 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Stock Option Plan") which permits the grant of incentive stock options and non-qualified stock options. The 1996 Stock Option Plan was amended and restated, effective March 12, 1996, upon the Company's reorganization. The 1996 Stock Option Plan is administered by the Stock Committee, which has broad authority, subject to the terms of the 1996 Stock Option Plan, to determine the material terms and provisions under which the options are granted, including the individuals to whom such options may be granted, exercise prices and numbers of shares subject to options, the time or times during which options may be exercised and certain other terms and conditions of the options granted. Officers, directors, and other key employees of the Company, its subsidiaries and affiliates are eligible to receive grants.

  The exercise price of the incentive stock options under the 1996 Stock Option Plan shall be equal to the fair market value of the Common Stock on the date of grant; provided, however, that in the case of incentive stock options granted to holders of more than 10% of the voting stock of the Company or any subsidiary, the exercise price shall be not less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified options shall be equal to the fair market value of the Common Stock on the grant date as determined by the Stock Committee. The exercise price may be paid in cash, by delivery of Common Stock or a combination thereof. The Plan will terminate March 10, 2006 unless previously terminated by the Board of Directors.

  As of June 30, 1996, options for 2,304,000 shares of Common Stock had been granted under the 1996 Stock Option Plan and no additional shares of Common Stock remained available for issuance thereunder. Of the options granted, 504,000 were granted on January 3, 1996 to employees of the Company at an exercise price of $3.00 per share, and 1,800,000 were granted to a newly hired executive officer on March 12, 1996 at an exercise price of $7.25 per share. In estimating the fair market value of the Common Stock as of the respective dates of grant, the Company's Board of Directors took into account a number of factors including the Company's business and business prospects, its limited operating history, the lack of an established market for the Common Stock and developments in the public markets.

  At the time of the January grants, no independent valuation of the Company was available, and in determining the appropriate exercise price for the options, the Board of Directors considered the Company's historical results of operations, the then-current state of its business and management's business plan. The Board of Directors also took into account uncertainties in the business, in particular the reduction in revenues resulting from the Company's resignation of the Miller account. An additional factor considered important by the Board of Directors was the lack of an established trading market for the Common Stock. Based upon these considerations, the Board of Directors established an exercise price of $3.00 per share.

  Between the January 3 and March 12 grant dates, a number of events occurred which in the view of the Board of Directors indicated that the fair market value of the Common Stock had increased significantly. Most importantly, based on assignments from existing and new clients, management believed that the Company was making progress in replacing the Miller revenues. In addition, the Company succeeded in hiring an experienced and prominent marketing executive. While the Company did not determine to proceed with an initial public offering until late April, prior to March 12 the Company had engaged in preliminary discussions with investment bankers concerning a variety of financing opportunities including a public offering. The Board of Directors considered it appropriate to take into account developments in the public markets for comparable companies, the initial public offering prices for such companies and appropriate discounts to reflect the fact that the Company was still privately held and the significant uncertainty existing as of the grant date as to whether a public offering would in fact occur. Based upon all of these considerations, the Board of Directors established an exercise price of $7.25 per share.

  The option exercise prices were equal to the fair market value of the Common Stock as of the respective dates of grant as determined by the Board of Directors, and accordingly, no compensation expense was recorded.

Non-employee Directors' Stock Option Plan

  Effective May 1996, the Company adopted the 1996 Non-employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which options to acquire a maximum of 200,000 shares of Common Stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Directors' Plan provides that on the effective date of the Registration Statement filed in connection with the offering, each of Messrs. Day, Keane and McElligott will be granted options to purchase 20,000 shares of Common Stock at an exercise price equal to the initial public offering price. Such options will become fully exercisable on the date of grant. Pursuant to the Directors' Plan, each non-employee director appointed or elected after the offering will be granted options to purchase 5,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors and on each anniversary of the initial grant date. Such options shall become exercisable one year after the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Directors' Plan will have a five-year term. The options may be exercised by payment in cash, check or shares of Common Stock.

 Employee Incentive Compensation Plan

  Effective May 1996, the Company adopted the Employee Incentive Compensation Plan (the "Incentive Plan"), which permits grants of incentive stock options, non-qualified stock options, stock appreciation rights

("SARs"), performance shares, restricted stock, deferred stock and other stock-based awards. The Incentive Plan authorizes the issuance of up to 2,000,000 shares of Common Stock in connection with such awards. As of June 30, 1996, options to purchase 15,000 shares of Common Stock had been granted under the Plan. The Incentive Plan is administered by the Stock Committee, which has broad authority, subject to the terms of the Incentive Plan, to grant stock options and make other awards under the Incentive Plan. Directors, officers, employees and consultants of the Company are eligible to receive grants.

  The exercise price of stock options may not be less than the fair market value of the Common Stock on the grant date. The Stock Committee will determine when options may be exercised. The exercise price may be paid in cash, by delivery of Common Stock or both.

  SARs may be granted in conjunction with any stock option under the Incentive Plan, in which case the exercise of the SAR shall require the cancellation of a corresponding stock option, and the exercise of the stock option shall require the cancellation of a corresponding portion of the SAR. In the case of non-qualified stock options, such SARs may be granted at or after the time of grant of such stock option. In the case of incentive stock options, such SARs may be granted only at the time of grant of such option. An SAR may also be granted on a standalone basis. Upon exercise of an SAR, the holder is entitled to receive in cash, stock or both, as determined by the Stock Committee, the difference between the fair market value of one share of Common Stock and (i) the grant price of the SAR if the SAR was granted on a stand alone basis or (ii) the option price if the SAR was granted in conjunction with a stock option. An SAR granted in tandem with an incentive stock option is not exercisable unless the fair market value of the Common Stock on the date of exercise exceeds the option price.

  The Incentive Plan also authorizes the granting of restricted and deferred stock. The Stock Committee may condition the grant of restricted and deferred stock upon the attainment of specified performance goals by the grantee or the Company or other factors or criteria as the Stock Committee shall determine.

  The Incentive Plan also authorizes other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, as deemed by the Stock Committee to be consistent with the purposes of the Incentive Plan. Such stock-based awards may include, without limitation, shares of Common Stock awarded as bonus, not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into the shares of Common Stock, awards with value and payment contingent upon performance of the Company or any other factors, and awards valued by reference to the book value of shares of stock or the value of securities of or the performance of the Company.

 Employee Stock Purchase Plan

  Effective May 1996, the Company adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan"). A total of 500,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, permits eligible employees of the Company to purchase Common Stock through payroll deductions with all such deductions credited to an account under the Purchase Plan. Payroll deductions may be up to 10% of compensation generally including payments for base salary, commissions, overtime, shift premiums and shift differential and up to a maximum of $25,000 for all purchase periods ending within any Plan Year (as hereinafter defined).

  The Purchase Plan operates on an annual basis from February 1 to the last day of the following January (the "Plan Year"). To be eligible to participate during a Plan Year, an employee must file all requisite forms prior to a specified due date known as the "Grant Date." There are generally four quarterly purchase dates each Plan Year (the "Exercise Dates"). The determination of the Grant Date and the Exercise Dates are completely within the discretion of the Plan Committee. Each offering period generally will be for a period of three months, but may be as long as 27 months. On each Exercise Date, participants' payroll deductions credited to their accounts will be automatically applied to the purchase price of Common Stock at a price per share which is the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the

Grant Date or on the Exercise Date. Employees may end their participation in the Purchase Plan at any time during an offering period, and their payroll deductions to date will be refunded. Participation ends automatically upon termination of employment with the Company.

  Employees are eligible to participate in the Stock Purchase Plan if they are customarily employed by the Company or a designated subsidiary for at least 20 hours per week and for more than five months in any calendar year. No person will be able to purchase Common Stock under the Stock Purchase Plan if such person, immediately after the purchase, would own stock possessing 5% or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with each of Messrs. Lutterbach, Smith, Gier, Sciarrotta and Sharbaugh. The employment agreement with Mr. Lutterbach provides for an annual base salary of $300,000. The agreements between the Company and each of Messrs. Smith, Gier and Sciarrotta provide for an annual base salary of $200,000. Each of such agreements expires on March 11, 1999 and is terminable by the Company only in the event of death or disability or for "Cause" (as defined).

  The employment agreement between Leap and Mr. Sharbaugh provides for an annual base salary of $300,000. In addition, pursuant to such agreement, Mr. Sharbaugh received options to purchase 1,800,000 shares of Common Stock pursuant to the 1996 Stock Option Plan. The options granted to Mr. Sharbaugh have an exercise price of $7.25 per share and a 10-year term. Of such options, 1,400,000 vested and became exercisable on March 12, 1996 upon execution of the employment agreement and 100,000 shares will vest and become exercisable on each anniversary thereof for the next four years. Mr. Sharbaugh's employment agreement expires on March 30, 1999 and is terminable by the Company only in the event of death or disability or for "Cause" (as defined).

  Each of the employment agreements contains provisions that restrict the employee from misappropriating confidential information during the term of employment and thereafter and from soliciting Leap's clients, prospects or employees for two years following termination of employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Pursuant to the provisions of the Delaware General Corporation Law ("DGCL"), the Company has adopted provisions in the Restated Certificate which eliminate the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the DGCL except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

  The Restated Certificate also contains provisions which require the Company to indemnify its directors and officers and permit the Company to indemnify its employees to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has entered into indemnity agreements with each of its directors, Mr. Vezmar and Mr. Bramlette providing for such indemnification and for certain additional indemnification rights.

                             CERTAIN TRANSACTIONS

  In February 1995, Mr. Lutterbach made a loan to the Company which totalled approximately $400,000 at May 31, 1996. Such loan bears interest at the prime rate plus 1 1/2% per annum. The loan is secured by a second mortgage on the property located at 22 West Hubbard Street, Chicago, Illinois 60610, the Company's principal executive offices. The Company intends to repay this indebtedness in full from the proceeds of the offering. See "Use of Proceeds."

  The Company currently has outstanding approximately $2.0 million of indebtedness to Manufacturers Bank of Chicago ("Manufacturers") under two loan facilities and recently obtained a loan in the principal amount of $596,000 from Manufacturers, secured by a mortgage on the Company's office building. The full amount of such indebtedness is personally guaranteed by Mr. Lutterbach and his spouse, Mr. Gier and his spouse, Mr. Sciarrotta and Mr. Smith. The Company intends to repay this indebtedness in full from the proceeds of the offering. See "Use of Proceeds."

  From November 1, 1994 until October 26, 1995, the Company was a party to a revolving credit agreement with Alliance Banking Company ("Alliance") of New Buffalo, Michigan, under which amounts up to approximately $1,000,000 were outstanding from time to time. On October 26, 1995, all outstanding debt under the revolving credit agreement was paid in full and the agreement was terminated. In addition, the Company had outstanding a mortgage loan, initially in the amount of $480,000 from Alliance. Such loan was paid in full on May 31, 1996. The full amount of such indebtedness was personally guaranteed by Messrs. Gier, Lutterbach, Sciarrotta and Smith. Mr. Lutterbach is a member of the Board of Directors of and a significant stockholder in Alliance.

  The Company has adopted a policy that all future transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Company's independent directors.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1996 and as adjusted to give effect to the sale of shares of Common Stock in the offering, by (a) each director and executive officer of the Company, (b) each person known by the Company to own beneficially five percent or more of the Common Stock, (c) each Selling Stockholder and (d) all current executive officers and directors as a group.

                                                                                  SHARES
                                                   SHARES                      BENEFICIALLY
                                                BENEFICIALLY                   OWNED AFTER
                                SHARES          OWNED AFTER                 OFFERING IF OVER-
                             BENEFICIALLY    OFFERING IF OVER-      NUMBER   ALLOTMENT OPTION
                            OWNED PRIOR TO    ALLOTMENT OPTION        OF       EXERCISED IN
                             OFFERING(1)      NOT EXERCISED(1)      SHARES       FULL(1)
                          ------------------ ---------------------  BEING   ---------------------
        NAME                NUMBER   PERCENT   NUMBER      PERCENT OFFERED    NUMBER      PERCENT
        ----              ---------- ------- ----------    ------- -------- ----------    -------
R. Steven
 Lutterbach(2)..........   2,400,000  25.0%   2,400,000     18.3%   131,250  2,268,750     17.3%
Frederick Smith(3)......   2,400,000  25.0    2,400,000     18.3    131,250  2,268,750     17.3
Joseph A.
 Sciarrotta(4)..........   2,340,000  24.4    2,340,000     17.9    131,250  2,208,750     16.9
George Gier(5)..........   2,300,000  24.0    2,300,000     17.6    131,250  2,168,750     16.6
Thomas R. Sharbaugh(6)..   1,400,000  12.7    1,400,000      9.7        --   1,400,000      9.7
All executive officers
and directors as a group
(7  persons prior to the
offering, 10 persons
after the offering)(7)..  10,858,333  98.5%  10,918,333(8)  74.9%  525,000  10,393,333(8)  71.3%

- --------
(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) The shares shown include 150,000 shares held by trusts for Mr. Lutterbach's children, as to which Mr. Lutterbach disclaims beneficial ownership.
(3) The shares shown include 150,000 shares held by trusts for Mr. Smith's children, for which Mr. Smith, as co-trustee, shares voting and investment power.
(4) The shares shown include 50,000 shares held by a trust for Mr. Sciarrotta's family, for which Mr. Sciarrotta, as co-trustee, shares voting and investment power.
(5) The shares shown include 100,000 shares held by trusts for Mr. Gier's children, for which Mr. Gier, as co-trustee, shares voting and investment power.
(6) The shares shown are issuable to Mr. Sharbaugh pursuant to currently exercisable options.
(7) The shares shown include 1,418,333 shares issuable to officers pursuant to currently exercisable options.
(8) Includes 60,000 shares issuable to non-employee directors pursuant to options that will become exercisable on the effective date of the Registration Statement filed in connection with the offering.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share.

  The following summary of certain provisions of the Common Stock and the Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate and Bylaws that are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of June 30, 1996, there were 9,600,000 shares of Common Stock outstanding that were held of record by 18 stockholders. There will be 13,100,000 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby and excluding shares of Common Stock reserved for issuance upon exercise of options granted under the Company's stock option plans. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "LEAP." To date, there exists no market for the Common Stock and there can be no assurance that a market will develop.

  Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by stockholders. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preferences of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

  The authorized class of Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof as the Board of Directors determines. The rights, priorities, preferences, qualifications, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present intention to issue shares of Preferred Stock.

CERTAIN CORPORATE PROVISIONS

  The Company's Restated Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (a) the classification of the Board of Directors into three classes, each serving for staggered three year terms, (b) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine, (c) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings, (d) a requirement that a vote of the holders of at least 80% of the shares entitled to vote generally for the election of directors is required to amend provisions of the Restated Certificate relating to the classification of the Board and removal of directors, and (e) a prohibition of stockholder action by written consent.

  The Company is subject to the provisions of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combinations is approved in a prescribed manner. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates owns, or within three years did own, 15 percent or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the offering, there has been no public market for the Company's Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices.

  Upon completion of the offering, there will be 13,100,000 shares of Common Stock of the Company outstanding. Of these shares, the 3,500,000 shares sold in the offering will be immediately eligible for resale in the public market without restriction under the Securities Act, unless they are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act. The remaining 9,600,000 shares will be "restricted" securities within the meaning of Rule 144.

  The Company, its officers and directors and stockholders (who in the aggregate will hold all of the restricted securities upon completion of the offering) have agreed that they will not directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of Dean Witter, any shares of Common Stock or any other equity security of the Company, or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or any other equity security of the Company, or enter into any agreement to do any of the foregoing, for a period of 180 days from the effective date of the Registration Statement of which this Prospectus forms a part. Beginning 181 days after the effective date, all of the currently outstanding restricted shares will become eligible for resale in the public market subject to compliance with applicable provisions of Rule 144 adopted under the Securities Act. Dean Witter may, in its sole discretion and at any time without notice, release any portion of the shares subject to lock-up agreements.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an "affiliate" of the Company, as that term is defined in Rule 144 (an "Affiliate"), who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 131,000 shares immediately after the offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  The Company intends to file a registration statement under the Securities Act no earlier than 90 days after the offering, covering an aggregate of 5,004,000 shares of Common Stock reserved for issuance under the stock option and stock purchase plans. Upon the effectiveness of that registration statement, 1,641,333 of the shares of Common Stock issuable under the stock option and stock purchase plans, other than shares held by Affiliates, will be immediately eligible for resale in the public market without restriction, subject to the terms of the lock-up agreements which will be applicable to options to purchase 1,478,333 shares.

                                 UNDERWRITING

  The Underwriters named below, for whom Dean Witter Reynolds Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (a copy of which has been filed as an exhibit to the Registration Statement), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names in the table below:

                                                                       NUMBER OF
   NAME                                                                 SHARES
   ----                                                                ---------
   Dean Witter Reynolds Inc...........................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
                                                                       ---------
     Total............................................................ 3,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the shares (other than those subject to the over-allotment option) if any are purchased. The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers (who may include the Underwriters) at such
price less a concession not to exceed $    per share. The Underwriters may
allow, and such dealers may reallow, a discount not to exceed $    per share
on sales to certain other dealers. After the initial offering to the public, the public offering price and such concessions may be changed.

  The Selling Stockholders have granted to the Underwriters an option exercisable for 30 days from the date of this Prospectus to purchase up to 525,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions, solely to cover over-allotments. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Common Stock listed in such table.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

  The Company, subject to certain exceptions, its directors and officers and the Selling Stockholders have agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of, or enter into any agreement to sell, directly or indirectly, any shares of the Company's Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of the Company's Common Stock for a period of 180 days after the effective date of the Registration Statement of which this Prospectus forms a part without the prior written consent of Dean Witter. See "Shares Eligible for Future Sale."

  The Underwriters do not intend to confirm sales of shares of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no established trading market for the Common Stock. The initial price to public of the Common Stock offered hereby will be determined by negotiation between the Company and the Representatives. The factors to be considered in determining the initial price to public include the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities market at the time of this offering, the recent market prices of securities of generally comparable companies and other factors deemed relevant.

                                 LEGAL MATTERS

  The legality of the issuance of the shares of Common Stock being offered hereby will be passed upon for the Company and the Selling Stockholders by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of the Company for the period from inception (September 20, 1993) to January 31, 1994 and the fiscal years ended January 31, 1995 and 1996, appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere in the Registration Statement, and are included in reliance upon the report given upon the authority of such firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is made to the Registration Statement and exhibits thereto. The information so omitted, including exhibits, may be obtained from the Commission at its principal office in Washington, D.C. upon the payment of the prescribed fees, or may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its shareholders with annual reports contain-ing consolidated financial statements audited by independent public accoun-tants.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Arthur Andersen LLP, Independent Public Accountants.............  F-2
Consolidated Balance Sheets as of January 31, 1995 and 1996 and (Unau-
 dited) April 30, 1996....................................................  F-3
Consolidated Statements of Operations for the Period from Inception (Sep-
 tember 20, 1993) to January 31, 1994 and for the Fiscal Years Ended Janu-
 ary 31, 1995 and 1996 and for the (Unaudited) Three-Month Periods Ended
 April 30, 1995 and 1996..................................................  F-4
Consolidated Statements of Stockholders' Deficit for the Period from In-
 ception (September 20, 1993) to January 31, 1994 and for the Fiscal Years
 Ended January 31, 1995 and 1996 and for the (Unaudited) Three-Month Pe-
 riod Ended April 30, 1996................................................  F-5
Consolidated Statements of Cash Flows for the Period from Inception (Sep-
 tember 20, 1993) to January 31, 1994 and for the Fiscal Years Ended Janu-
 ary 31, 1995 and 1996 and for the (Unaudited) Three-Month Periods Ended
 April 30, 1995 and 1996..................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Leap Group, Inc.:

  We have audited the accompanying consolidated balance sheets of The Leap Group, Inc. (a Delaware corporation) and subsidiaries as of January 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (September 20, 1993) to January 31, 1994 and for each of the years in the two-year period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Leap Group, Inc. and subsidiaries as of January 31, 1995 and 1996, and the results of its operations and its cash flows for the period from inception (September 20, 1993) to January 31, 1994 and for each of the years in the two-year period ended January 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois,
June 7, 1996

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                 JANUARY 31,
                                            ----------------------   APRIL 30,
                                               1995        1996        1996
                  ASSETS                    ----------  ----------  -----------
                                                                    (UNAUDITED)
Current Assets
  Cash and cash equivalents................ $    6,715  $   47,981  $   15,388
  Accounts receivable......................    648,757     362,388     782,918
  Costs in excess of billings..............    591,263     619,660     589,972
  Deferred income tax asset................    477,793           0           0
  Prepaid expenses.........................     18,285      42,201      45,536
                                            ----------  ----------  ----------
    Total current assets...................  1,742,813   1,072,230   1,433,814
                                            ----------  ----------  ----------
Property and Equipment
  Land.....................................    158,921     158,921     158,921
  Building and improvements................    432,093     442,923     465,019
  Furniture and equipment..................    233,162     549,983     645,440
                                            ----------  ----------  ----------
                                               824,176   1,151,827   1,269,380
  Less accumulated depreciation............   (103,598)   (254,454)   (301,954)
                                            ----------  ----------  ----------
    Net property and equipment.............    720,578     897,373     967,426
                                            ----------  ----------  ----------
Other Assets...............................     74,137      83,190     121,360
                                            ----------  ----------  ----------
Total Assets............................... $2,537,528  $2,052,793  $2,522,600
                                            ==========  ==========  ==========
   LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
  Accounts payable......................... $2,000,559  $  898,133  $  942,677
  Accrued expenses.........................    282,140     230,952     299,463
  Notes payable to bank....................    940,873     459,378   1,015,522
  Current portion of mortgage payable......     34,160      37,117      37,000
  Current portion of capital lease
   obligations.............................          0      19,178      20,000
  Notes payable to officer.................          0     400,000     400,000
                                            ----------  ----------  ----------
    Total current liabilities..............  3,257,732   2,044,758   2,714,662
Long-Term Debt
  Mortgage payable.........................    419,844     381,097     372,732
  Capital lease obligations................          0      66,526      59,176
                                            ----------  ----------  ----------
Total Liabilities..........................  3,677,576   2,492,381   3,146,570
                                            ----------  ----------  ----------
Commitments and Contingencies (Note 6)
Stockholders' Deficit
  Preferred Stock, $.01 par value,
   20,000,000 shares authorized; no shares
   issued nor outstanding..................          0           0           0
  Common Stock, $.01 par value; 100,000,000
   shares authorized, 9,600,000 shares
   issued and outstanding as of January 31,
   1995 and 1996, and as of April 30,
   1996....................................     96,000      96,000      96,000
  Additional paid in capital...............    (95,000)    (95,000)    (95,000)
  Accumulated deficit...................... (1,141,048)   (440,588)   (624,970)
                                            ----------  ----------  ----------
    Total Stockholders' deficit............ (1,140,048)   (439,588)   (623,970)
                                            ----------  ----------  ----------
Total Liabilities and Stockholders'
 Deficit................................... $2,537,528  $2,052,793  $2,522,600
                                            ==========  ==========  ==========

   The accompanying notes to the financial statements are an integral part of these statements.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS
                              YEAR ENDED JANUARY 31,             ENDED APRIL 30,
                         -----------------------------------  ----------------------
                          1994(1)       1995         1996        1995        1996
                         ----------  -----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Revenues................ $  372,500  $ 4,679,248  $8,209,622  $3,150,442  $2,037,032
Operating expenses:
  Direct costs and
   related expenses.....    243,717    3,749,019   3,622,016   1,885,480   1,178,203
  Salaries and related
   expenses.............    132,867    1,598,047   2,246,963     465,741     754,862
  General and
   administrative
   expenses.............    118,541      722,092     984,966     234,392     254,596
                         ----------  -----------  ----------  ----------  ----------
    Total operating
     expenses...........    495,125    6,069,158   6,853,945   2,585,613   2,187,661
                         ----------  -----------  ----------  ----------  ----------
Operating
 income/(loss)..........   (122,625)  (1,389,910)  1,355,677     564,829    (150,629)
Interest expense........      3,607      102,699     161,194      41,866      33,753
                         ----------  -----------  ----------  ----------  ----------
    Income/(loss) before
     income taxes.......   (126,232)  (1,492,609)  1,194,483     522,963    (184,382)
Income tax
 benefit/(expense)......     50,493      427,300    (494,023)   (217,300)          0
                         ----------  -----------  ----------  ----------  ----------
Net income/(loss)....... $  (75,739) $(1,065,309) $  700,460  $  305,663  $ (184,382)
                         ==========  ===========  ==========  ==========  ==========
Per share data:
  Net income/(loss) per
   share................ $    (0.01) $     (0.10) $     0.07  $     0.03  $    (0.02)
                         ==========  ===========  ==========  ==========  ==========
  Shares used in per
   share computation.... 10,188,109   10,188,109  10,188,109  10,188,109  10,188,109
                         ==========  ===========  ==========  ==========  ==========

- --------
(1) For short period from business inception, September 20, 1993, through January 31, 1994.


   The accompanying notes to the financial statements are an integral part of these statements.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                           COMMON STOCK    ADDITIONAL                  TOTAL
                         -----------------  PAID IN   ACCUMULATED  STOCKHOLDERS'
                          SHARES   AMOUNTS  CAPITAL     DEFICIT       DEFICIT
                         --------- ------- ---------- -----------  -------------
Balance as of September
 20, 1993 (Inception)...       --  $   --   $    --   $      --     $      --
Issuance of common
 stock, at $.01 par
 value.................. 9,600,000  96,000   (95,000)        --          1,000
 Net loss...............       --      --        --      (75,739)      (75,739)
                         --------- -------  --------  ----------    ----------
Balance as of January
 31, 1994............... 9,600,000  96,000   (95,000)    (75,739)      (74,739)
 Net loss...............       --      --        --   (1,065,309)   (1,065,309)
                         --------- -------  --------  ----------    ----------
Balance as of January
 31, 1995............... 9,600,000  96,000   (95,000) (1,141,048)   (1,140,048)
 Net income.............       --      --        --      700,460       700,460
                         --------- -------  --------  ----------    ----------
Balance as of January
 31, 1996............... 9,600,000  96,000   (95,000)   (440,588)     (439,588)
 Net loss--unaudited....       --      --        --     (184,382)     (184,382)
                         --------- -------  --------  ----------    ----------
Balance as of April 30,
 1996--unaudited........ 9,600,000 $96,000  $(95,000) $ (624,970)   $ (623,970)
                         ========= =======  ========  ==========    ==========


   The accompanying notes to the financial statements are an integral part of these statements.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  THREE MONTHS
                               YEAR ENDED JANUARY 31,           ENDED APRIL 30,
                           ---------------------------------  ---------------------
                           1994(1)      1995         1996        1995       1996
                           --------  -----------  ----------  ----------  ---------
                                                                  (UNAUDITED)
Cash flows from operating
 activities:
 Net income/(loss).......  $(75,739) $(1,065,309) $  700,460  $  305,663  $(184,382)
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
   Depreciation and
    amortization.........     5,957      106,930     169,598      25,775     53,125
   Deferred income
    taxes................   (50,493)    (427,300)    477,793     217,300          0
   Changes in operating
    assets and
    liabilities:
    Accounts receivable..   (93,500)    (555,257)    286,369  (1,177,976)  (420,530)
    Costs in excess of
     billings............         0     (591,263)    (28,397)    446,876     29,688
    Prepaid expenses.....   (22,387)       4,103     (23,916)      2,604     (3,335)
    Other assets.........   (13,711)     (69,716)    (27,795)        149    (43,795)
    Accounts payable.....   191,159    1,809,400  (1,102,426)   (244,641)    44,544
    Accrued expenses.....    57,886      224,254     (51,188)     11,321     68,511
                           --------  -----------  ----------  ----------  ---------
 Net cash (used
  in)/provided by
  operating activities...      (828)    (564,158)    400,498    (412,929)  (456,174)
                           --------  -----------  ----------  ----------  ---------
Cash flows from investing
 activities:
 Capital expenditures....   (62,605)    (281,571)   (241,947)    (26,667)  (117,553)
                           --------  -----------  ----------  ----------  ---------
Cash flows from financing
 activities:
 Proceeds from issuance
  of common stock........     1,000            0           0           0          0
 Net
  borrowings/(repayments)
  on line of credit......   180,220      760,653    (722,517)       (114)   556,144
 Borrowings on term
  note...................         0            0     241,022           0          0
 Mortgage payable........         0      (25,996)    (35,790)    (11,237)    (8,482)
 Note payable to
  officer................         0            0     400,000     450,000          0
 Capital lease
  obligations............         0            0           0           0     (6,528)
                           --------  -----------  ----------  ----------  ---------
 Net cash provided
  by/(used in) financing
  activities.............   181,220      734,657    (117,285)    438,649    541,134
                           --------  -----------  ----------  ----------  ---------
Net increase/(decrease)
 in cash and cash
 equivalents.............   117,787     (111,072)     41,266        (947)   (32,593)
Cash and cash
 equivalents, at
 beginning of period.....         0      117,787       6,715       6,715     47,981
                           --------  -----------  ----------  ----------  ---------
Cash and cash
 equivalents, at end of
 period..................  $117,787  $     6,715  $   47,981  $    5,768  $  15,388
                           ========  ===========  ==========  ==========  =========
Supplementary disclosure
 of cash paid during the
 period:
 Interest paid...........  $  2,564  $    88,091  $  166,898  $   46,407  $  30,753
                           ========  ===========  ==========  ==========  =========
Schedule of noncash
 investing and financing
 activities:
 Property purchased under
  mortgage payable.......  $      0  $   480,000  $        0  $        0  $       0
                           ========  ===========  ==========  ==========  =========
 Equipment purchased
  under capital lease
  obligations............  $      0  $         0  $   85,704  $        0  $       0
                           ========  ===========  ==========  ==========  =========

- --------
(1) For short period from business inception, September 20, 1993, through January 31, 1994.

   The accompanying notes to the financial statements are an integral part of these statements.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF APRIL 30, 1996 AND INFORMATION RELATING TO THE THREE MONTHS
                 ENDED APRIL 30, 1995 AND 1996 IS UNAUDITED.)

NOTE 1 -- DESCRIPTION OF BUSINESS

  The Leap Group, Inc. (the "Company") is a Delaware corporation incorporated in March, 1996, to act as the parent company for three wholly-owned subsidiaries--The Leap Partnership, Inc. ("Leap Partnership"), an Illinois corporation established in September, 1993; Lilypad Services, Inc. ("Lilypad"), an Illinois corporation established in September, 1995; and Tadpole Productions, Inc. ("Tadpole"), an Illinois corporation established in September, 1995.

  The Company is a strategic and creative communications company that develops and implements integrated brand marketing campaigns using traditional and new media primarily for market leading clients.

  The Company has a limited operating history. The Company began operations in November, 1993 and experienced operating losses during fiscal 1994 and 1995. Although the Company had operating income in fiscal 1996, it resigned the account of its most significant client near the end of fiscal 1996 and had an operating loss of approximately $151,000 for the quarter ended April 30, 1996, and an accumulated deficit of approximately $624,000 at April 30, 1996.

  The Company's operations are subject to certain risks and uncertainties including, among others, a limited operating history, substantial operating losses, management's plan for growth and expansion, and current and potential competitors with greater financial, technical and marketing resources. These and other risks and uncertainties are discussed elsewhere in this Prospectus.

  Should the initial public offering contemplated by this Prospectus (the "Offering") not be completed and management desire to continue to implement its strategic growth plans through fiscal 1997, the Company could, in the future, be required to consider other financing alternatives. However, such financing may not be available on terms acceptable to the Company, or at all. Alternatively, the Company could modify its strategic plans to adjust to available working capital resources.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying Consolidated Financial Statements have been prepared on the basis that the entities that now comprise the Company were combined at their inception for financial reporting purposes. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents.

 Disclosures About Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

  Cash, trade receivables and trade payables: the carrying amounts approximate fair value because of the short maturity of these items.

  Notes payable to a bank and mortgage payable: due to the floating interest rate on these obligations, the carrying amounts approximate fair value.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Company policy provides for capitalization of all major expenditures for renewal and improvements and for current charges to income for repairs and maintenance. The provision for depreciation and amortization has been calculated using straight-line and accelerated methods over the estimated economic lives of the related assets as follows:

       Building......................................................  39 years
       Building improvements.........................................   7 years
       Furniture and fixtures........................................   7 years
       Equipment..................................................... 3-5 years

 Revenue Recognition

  Retainers from fixed fee arrangements, typically in the form of monthly retainers, are recognized over the period in which services are rendered. Revenues from production services are recognized at the completion of such services. The Company's production projects are usually commenced and completed in a short time period, often less than 60 days. Outside production costs are initially recorded as costs in excess of billings and are expensed as direct costs and related expenses at completion. Revenue earned from fees based upon third-party media placements are recognized when the Company-created materials appear on various media in accordance with industry practice. Salary and other related general and administrative costs are expensed as incurred.

 Concentration of Credit and Other Risk

  SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet items. The Company attempts to limit its concentration of credit risk by securing clients which are well-known advertisers of consumer and industrial goods and services. The Company does not have an allowance for doubtful accounts recorded at January 31, 1995, January 31, 1996 or April 30, 1996.

  While the Company typically enters into written agreements with its clients, it at times performs services prior to the execution of such agreements, and written contracts are typically terminable by either party on short notice, often 90 days and in certain instances less. Management considers the relationships with existing clients to be good, however, the loss of any one or more of the Company's significant clients could have a material adverse effect on the Company's business, financial condition and results of operations. For the three months ended April 30, 1996, three clients accounted for 33%, 30%, and 19%, respectively, of consolidated revenues. During fiscal year 1996, one client accounted for approximately 66% of consolidated revenues. In fiscal year 1995, two clients accounted for approximately 64% and 28%, respectively, of consolidated revenues.

 Income Taxes

  The Company accounts for income taxes under SFAS No. 109, which requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards, and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

 Post-retirement Benefits

  The Company has no obligations for post-retirement benefits.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

 Per Share Data

  Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalent shares outstanding during the year.

  Common and equivalent shares include "cheap stock," whether dilutive or anti-dilutive. Cheap stock consists of any common stock, options, and warrants issued within one year prior to the effective date of the Offering, with a price below the initial public offering price. The initial public offering price, for purposes of this computation, is assumed to be $11.00 per share. These have been included as common stock equivalents for all years presented, reduced by the number of shares of common stock which could be purchased with the proceeds from the assumed exercise of the options and warrants, including tax benefits assumed to be realized. Supplementary earnings per common share, giving effect to the intended repayment of debt with a portion of the proceeds anticipated with the Offering, is not materially different from net income/(loss) per common share as shown on the statement of operations.

 Management's Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Unaudited Interim Financial Statements

  In the opinion of management, the unaudited interim balance sheet and related statement of stockholders' deficit as of April 30, 1996, and the related statements of operations and cash flows for the three months ended April 30, 1995 and 1996, have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of operations for the three months ended April 30, 1996, are not necessarily indicative of the results that may be expected for the fiscal year ending January 31, 1997.

 Recently Issued Accounting Standards

  In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument. However, it also allows a company to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in the Statement had been applied. The Company will be required to adopt SFAS No. 123 during fiscal 1997. Management believes that the Company will elect to make pro forma disclosure as allowed by SFAS No. 123.

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which the Company adopted in fiscal 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. To date, no such events or circumstances have occurred. However, the Company intends to continue to perform a periodic review of assets for impairment.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

NOTE 3 -- NOTES PAYABLE TO BANKS

 Lines of Credit

  On November 1, 1994, the Company entered into a revolving credit agreement with a bank for a line of credit of up to $1 million. The interest rate on January 31, 1995 (1.5% above the bank's prime lending rate) was 10.5%. The line was collateralized by all business assets, including a second mortgage on the Company's commercial real estate, and was guaranteed by certain stockholders of the Company. At January 31, 1995, $941,000 was outstanding under such line and was classified as short-term debt. On October 26, 1995, all outstanding debt under the line was paid in full, the agreement was terminated and the mortgage was discharged.

  On October 4, 1995, the Company obtained a line of credit with a bank for up to $1,500,000 through July 5, 1996. The interest rate on January 31, 1996 (1% above the bank's prime lending rate) was 9.5%. The line is collateralized by most of the Company's general business assets and by the guarantees of certain stockholders of the Company. At January 31, 1996, $218,000, and at April 30, 1996, $774,500, was outstanding under such line and classified as current. There are no material covenants associated with this line.

 Revolving Line and Term Note

  On October 4, 1995, the Company obtained an additional line of credit for up to $500,000 to purchase computer and office equipment. The interest rate on January 31, 1996, (1% above the bank's prime lending rate) was 9.5%. The note is secured by all the computer equipment of the Company and is guaranteed by certain stockholders of the Company. At January 31, 1996 and at April 30, 1996, the outstanding balance was approximately $241,000 which was classified as current. On April 4, 1996, the agreement expired and was subsequently extended through September 30, 1996. The agreement contains various non-financial covenants with which the Company is in compliance through April 30, 1996.

 Mortgage

  On March 9, 1994, the Company secured a loan for $480,000 to purchase the building in which the Company's current offices are located. The three-year balloon note bears interest at the rate of 8.5%, payable in monthly principal and interest installments of $5,995 through March 9, 1997, and is collateralized by a mortgage on the Company's offices. This loan was refinanced subsequent to January 31, 1996.

NOTE 4 -- RELATED PARTY TRANSACTIONS

 Guarantees of Notes Payable to Banks

  As discussed in Note 3, substantially all of the Company's debt has been guaranteed by certain shareholders of the Company.

 Note Payable to Officer

  In February 1995, the Company secured additional financing from an officer of the Company to fund additional working capital needs of the Company. The $450,000 installment note bears interest at prime plus 1.5% through August 1, 1996 and is collateralized by a second mortgage on the Company's principal office building. $50,000 has been repaid on the loan and the remainder will be repaid within the next year.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

NOTE 5 -- CAPITAL STOCK

 Incorporation

  On September 20, 1993, Leap Partnership was incorporated in Illinois. Subsequently, on March 11, 1996, the Company was formed and became the parent to the wholly-owned subsidiaries, Leap Partnership, Lilypad, and Tadpole. In connection with the formation of the Company, each of the four shareholders of Leap Partnership exchanged their 25 shares of Leap Partnership common stock for 2,400,000 shares of the Company's common stock. Common stock and per share amounts have been retroactively restated in the accompanying financial statements to reflect the effect of the reorganization. The combined entities have been under common control since inception and have been included in the consolidated financial statements at historical cost since their respective dates of inception in a manner similar to a pooling of interests.

  The certificate of incorporation of the Company authorizes 40,000,000 shares of common stock with $.01 par value and 10,000,000 shares of preferred stock with a $.01 par value per share. On May 29, 1996, the Board of Directors and Stockholders of the Company approved an amendment to the certificate of incorporation which increased the total number of authorized shares of common stock to 100,000,000 and preferred shares to 20,000,000.

 1996 Stock Option Plan

  On January 3, 1996, the Board of Directors and Shareholders at Leap Partnership adopted the 1996 Stock Option Plan (the "1996 Stock Option Plan"), which was assumed and Amended and Restated on March 12, 1996, by the Board of Directors and Stockholders of the Company, whereby certain eligible employees may be granted options. The 1996 Stock Option Plan allows issuance of incentive stock options and nonqualified options. The 1996 Stock Option Plan is administered by the Board of Directors, as a whole, or the 1996 Stock Option Committee of the Board of Directors (the "Stock Committee"). The exercise price of incentive stock options shall not be less than the stock's fair market value on the date of grant.

  On January 3, 1996, the Stock Committee granted options to purchase 504,000 shares of Common Stock at an exercise price of $3.00 per share under the 1996 Stock Option Plan. Of such options, 181,333 were exercisable on the date of grant, 161,333 will vest on January 1, 1997, and 161,334 will vest on January 1, 1998.

NOTE 6-- COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases telephones, copiers, and other equipment under operating leases which expire in 1998. Minimum future lease payments under these leases are as follows:

       YEAR ENDING
       JANUARY 31,
       -----------
         1997.......................................................... $27,828
         1998..........................................................  27,828
                                                                        -------
         Total minimum lease payments required......................... $55,656
                                                                        =======

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

 Capital Leases

  The Company leases computer equipment under capital leases. Future minimum lease payments under the capital leases as of January 31, 1996, are as follows:

       YEAR ENDING
         JANUARY
           31,
       -----------
         1997........................................................ $ 32,525
         1998........................................................   32,525
         1999........................................................   32,525
         2000........................................................   18,206
                                                                      --------
         Total minimum lease payments required....................... $115,781 less amount representing interest..........................  (30,077)
                                                                      --------
         Obligation under capital leases............................. $ 85,704 less current portion of capital lease obligation...........  (19,178)
                                                                      --------
         Non-current portion of capital lease obligation............. $ 66,526
                                                                      --------

 Litigation

  In September, 1995, the Spin Doctors (also known as Modigliani, Inc.), a recording and performing group, and Mow B'Jow Music, Inc., their music publisher, filed a lawsuit against Leap, Miller and Trivers/Myers Music in the United States District Court, Central District of California. The complaint alleges copyright and persona infringement, statutory and common law unfair competition and unjust enrichment stemming from the airing of a television commercial created by the Company for a client. The suit has been referred to the Company's insurance carrier and legal counsel. The complaint seeks substantial monetary damages. In an unsolicited demand, the plaintiffs have offered to compromise the case in the amount of $5,750,000. The defendants rejected such offer to settle because of their belief that the plaintiffs' claims have no merit, and the Company intends to vigorously defend its position. Although the suit is in an early stage and it is therefore difficult to predict its ultimate outcome, an adverse determination and award of damages not covered by insurance could have a material adverse effect on the Company's results of operations and, if the offering contemplated by this Prospectus is not consummated, on the Company's liquidity and consolidated financial position.

 Employment Agreements

  The Company has entered into three-year employment agreements with five employees, all expiring in March, 1999. Three of the agreements provide for annual base salaries of $200,000 and the other two agreements provide for annual base salaries of $300,000.

NOTE 7 -- INCOME TAXES

  Income taxes are provided based upon income reported for financial reporting purposes using the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, which requires the liability method as described in Note 2.

  The income tax provisions (benefits) charged to net income are summarized as follows:

                                                   FISCAL YEAR ENDED JANUARY
                                                              31,
                                                  -----------------------------
                                                    1994      1995       1996
                                                  --------  ---------  --------
   Federal:
     Current..................................... $    --   $     --   $ 16,230
     Deferred....................................  (42,920)  (363,205)  406,125
                                                  --------  ---------  --------
                                                  $(42,920) $(363,205) $422,355
   State:
     Current..................................... $    --   $     --   $    --
     Deferred....................................   (7,573)   (64,095)   71,668
                                                  --------  ---------  --------
       Total Tax Provision (Benefit)............. $(50,493) $(427,300) $494,023
                                                  ========  =========  ========

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

  The statutory federal income tax rate is reconciled to the Company's effective income tax rate below:

                                                             FISCAL YEAR
                                                            ENDED JANUARY
                                                                 31,
                                                           --------------------
                                                           1994    1995    1996
                                                           -----   -----   ----
   Statutory rate......................................... (34.0)% (34.0)% 34.0%
   State, net of Federal..................................  (4.9)   (4.9)   4.9
   Change in valuation allowance..........................   --     11.4    1.3
   Other..................................................  (1.1)   (1.1)   1.2
                                                           -----   -----   ----
   Effective rate......................................... (40.0)% (28.6)% 41.4%
                                                           =====   =====   ====

  Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The components of the net deferred income tax asset are as follows:

                                                               JANUARY 31,
                                                           --------------------
                                                             1995       1996
                                                           ---------  ---------
   Net operating loss carryforward........................ $ 582,296  $ 103,600
   Alternative minimum tax credit.........................       --      16,230
   Compensation accruals..................................    57,868     55,598
   Other..................................................       --       3,173
   Less--Valuation allowance..............................  (162,371)  (178,601)
                                                           ---------  ---------
       Net deferred income tax asset...................... $ 477,793  $     --
                                                           =========  =========

  Although the Company achieved net income during 1996, it resigned the account of its most significant client in December, 1995, as discussed in Note
8. For this reason, and the Company's history of operating losses before fiscal 1996, management has recorded a valuation allowance to fully reserve for its net deferred tax asset at January 31, 1996.

  At January 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $260,000. The net operating loss carryforwards expire in 2009 and 2010.

NOTE 8 -- RESIGNATION FROM SIGNIFICANT CLIENT

  Revenues from a major client represented approximately 66% and 64% of the Company's total revenues in fiscal 1995 and 1996, respectively. In December 1995, the Company resigned the account of this client in order to pursue other assignments.

NOTE 9 -- SUBSEQUENT EVENTS

 Initial Public Offering

  The Company plans to complete an underwritten Offering of 3,500,000 shares of its common stock.

 Grants Under the 1996 Stock Option Plan

  On March 12, 1996, the Committee granted to an officer of the Company options to purchase 1,800,000 shares of Common Stock at an exercise price of $7.25 per share. On the date of grant, 1,400,000 of these options became exercisable; the remaining 400,000 options will become exercisable in four equal annual installments beginning one year after the date of grant. No shares of Common Stock remain available for issuance under the 1996 Stock Option Plan.

                     THE LEAP GROUP, INC. AND SUBSIDIARIES

 Employee Incentive Compensation Plan

  Effective May 29, 1996, the Company adopted the Employee Incentive Compensation Plan (the "Incentive Plan"), which permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, restricted stock, deferred stock and other stock-based awards. The Incentive Plan authorizes the issuance of up to 2,000,000 shares of Common Stock in connection with such awards. On June 7, 1996, pursuant to the Incentive Plan, an officer of the Company was granted options to purchase 15,000 shares of Common Stock at an exercise price of $12.00 per share. Such options vest in equal installments on each of the first three anniversaries of the grant date. Directors, officers, employees and consultants of the Company are eligible to receive grants under the Incentive Plan.

 Employee Stock Purchase Plan

  Effective May 29, 1996, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan"), which provides for the issuance of a maximum of 500,000 shares of Common Stock. Under Section 423 of the Internal Revenue Code (the "Code"), eligible employees can have up to 10% of their earnings withheld to be used to purchase shares of the common stock on specified dates determined by the Board of Directors up to a maximum of $25,000 per year. The price of the common stock purchased under the Stock Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date.

 Non-Employee Director's Stock Option Plan

  On May 29, 1996, the Board of Directors adopted the 1996 Non-Employee Director's Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the issuance of up to 200,000 nonstatutory stock options to non-employee directors of the Company. On the effective date of the Offering, each of three non-employee directors will be granted immediately exercisable options to purchase 20,000 shares of Common Stock at an exercise price equal to the initial public offering price. Each person who becomes a non-employee director of the Company after the date of the Offering will automatically be granted nonstatutory options to purchase 5,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors and on each anniversary of the initial grant date. Such options shall become exercisable one year after the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Directors' Plan will have a five-year term.

 Mortgage Refinancing

  On May 30, 1996, the Company refinanced an existing mortgage loan. The new loan is in the amount of $596,000, bears interest at prime plus 1%, and is payable in monthly principal and interest installments of $7,794 through May 2001, with a balloon payment of approximately $360,000 in June 2001. The loan is secured by a mortgage on the building in which the Company's current offices are located.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UN-DERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICI-TATION OF ANY OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING
SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM
IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT
THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS
DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Dilution.................................................................  13
Capitalization...........................................................  14
Selected Consolidated Financial and Other Data...........................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  23
Management...............................................................  34
Certain Transactions.....................................................  41
Principal and Selling Stockholders.......................................  42
Description of Capital Stock.............................................  42
Shares Eligible For Future Sale..........................................  44
Underwriting.............................................................  45
Legal Matters............................................................  46
Experts..................................................................  46
Additional Information...................................................  46
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  UNTIL       , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             THE LEAP GROUP, INC.

                                     LOGO

                               3,500,000 SHARES
                                 COMMON STOCK

                              P R O S P E C T U S

                           DEAN WITTER REYNOLDS INC.
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. The Registrant will pay all of these expenses.

                                                                     APPROXIMATE
                                                                       AMOUNT
                                                                     -----------
   Securities and Exchange Commission registration fee..............  $ 19,431
   NASD filing fee..................................................     6,135
   Nasdaq listing fee...............................................    50,000
   Accountants' fees and expenses...................................   160,000
   Blue Sky fees and expenses.......................................    15,000
   Legal fees and expenses..........................................   325,000
   Transfer Agent and Registrar fees and expenses...................    10,000
   Printing and engraving expenses..................................   150,000
   Miscellaneous expenses...........................................    64,434
                                                                      --------
     Total..........................................................  $800,000
                                                                      ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VIII of the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Registrant shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and may indemnify its officers and employees to such extent, except that the Registrant shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Registrant without the prior written consent of the Registrant. The Registrant intends to enter into indemnity agreements with each of its directors. These agreements may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' liability insurance if available on reasonable terms.

  In addition, Article IX of the Certificate provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

  Reference is made to Section 145 of the DGCL which provides for indemnification of directors and officers in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In September 1993, the Registrant's predecessor entity issued an aggregate of 100 shares of Common Stock to four individuals in exchange for cash in the aggregate amount of $1,000. In March 1996, the Registrant issued an aggregate of 9,600,000 shares of Common Stock to the same four individuals in exchange for their stock in the predecessor business. Such transactions were effected in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve any public offering. No underwriters were engaged with respect to any of these transactions and no underwriting discounts or commissions were paid in connection with the sale of any such securities.

ITEM 16. EXHIBITS

  (a)Exhibits.

      *1.   Form of Underwriting Agreement.
      *3.1  Certificate of Incorporation of the Registrant.
      *3.2  Bylaws of the Registrant.
      *4.1  Specimen stock certificate representing Common Stock.
      *5.   Opinion of Katten Muchin & Zavis as to the legality of
            securities to be registered.
     *10.1  Revolving Credit Agreement, dated October 4, 1995, by and between the Company and Manufacturers Bank for a line of
            credit up to $1,500,000, and related documentation.
     *10.2  Revolving Credit Agreement, dated April 4, 1996 by and between the Company and Manufacturers Bank, for a line of
            credit up to $500,000, and related documentation.
     *10.3  Mortgage, Assignment of Leases & Security Agreement and
            Mortgage Note, dated May 7, 1996, in the principal amount of
            $596,000 by and between the Company and Manufacturers Bank.
     *10.4  Installment Note and Trust Deed dated February 1, 1995 in the principal amount of $500,000 by and between the Company and
            R. Steven Lutterbach.
     *10.5  Form of the Leap Group, Inc. Employee Incentive Compensation
            Plan.
     *10.6  Form of the Leap Group, Inc. Non-employee Directors' Stock
            Option Plan.
     *10.7  Form of the Leap Group, Inc. Employee Stock Purchase Plan.
     *10.8  The Leap Group, Inc. Amended and Restated 1996 Stock Option
            Plan
     *10.9  Employment Agreement dated March 12, 1996 by and between the
            Company and
            R. Steven Lutterbach.
     *10.10 Employment Agreement dated March 12, 1996 by and between the
            Company and
            Thomas Sharbaugh.
     *10.11 Employment Agreement dated March 12, 1996 by and between the
            Company and Frederick Smith.
     *10.12 Employment Agreement dated March 12, 1996 by and between the
            Company and
            George Gier.
     *10.13 Employment Agreement dated March 12, 1996 by and between the
            Company and
            Joseph A. Sciarrotta.
     *10.14 Form of Indemnification Agreement.
      11.   Statement regarding computation of per share earnings.
     *21.   Subsidiaries of the Registrant.
      23.1  Consent of Arthur Andersen LLP.
     *23.2  Consent of Katten Muchin & Zavis (contained in Exhibit 5).
     *23.3  Consent of Guy Day.
     *23.4  Consent of John Keane.
     *23.5  Consent of Thomas McElligott.
     *24.   Power of Attorney.
     *27.   Financial Data Schedule.

- --------
 * Previously filed.

  (b)Financial Statement Schedule

    Independent Auditors' Report

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the applicable provisions of the DGCL, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON THE 19TH DAY OF JULY, 1996.

                                          The Leap Group, Inc.

                                                /s/ R. Steven Lutterbach
                                          By: _________________________________
                                             R. STEVEN LUTTERBACH Chairman and
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 19TH, 1996.

              SIGNATURE                                   TITLE

      /s/ R. Steven Lutterbach            Chief Executive Officer and Director
- -------------------------------------      (principal executive officer)
        R. STEVEN LUTTERBACH

          /s/ Peter Vezmar                Chief Financial Officer (principal
- -------------------------------------      financial and accounting officer)
            PETER VEZMAR

                  *                       Chief Operating Officer and Director
- -------------------------------------
           FREDERICK SMITH

                  *                       President and Director
- -------------------------------------
         THOMAS R. SHARBAUGH

                  *                       Executive Vice President, Chief
- -------------------------------------      Marketing and Information Officer
             GEORGE GIER                   and Director

                  *                       Executive Vice President, Chief
- -------------------------------------      Creative Officer and Director
          JOSEPH SCIARROTTA

         /s/ Peter Vezmar
*By: ________________________________
            PETER VEZMAR
         as Attorney-in-Fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON THE 19TH DAY OF JULY, 1996.

                                          The Leap Group, Inc.

                                          By: _________________________________
                                             R. STEVEN LUTTERBACH Chairman and
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 19TH, 1996.

              SIGNATURE                                   TITLE

                                          Chief Executive Officer and Director
- -------------------------------------      (principal executive officer)
        R. STEVEN LUTTERBACH

                                          Chief Financial Officer (principal
- -------------------------------------      financial and accounting officer)
            PETER VEZMAR

                  *                       Chief Operating Officer and Director
- -------------------------------------
           FREDERICK SMITH

                  *                       President and Director
- -------------------------------------
         THOMAS R. SHARBAUGH

                  *                       Executive Vice President, Chief
- -------------------------------------      Marketing and Information Officer
             GEORGE GIER                   and Director

                  *                       Executive Vice President, Chief
- -------------------------------------      Creative Officer and Director
          JOSEPH SCIARROTTA

*By: ________________________________
            PETER VEZMAR
         as Attorney-in-Fact

                               INDEX TO EXHIBITS

 EXHIBITS                                                                  PAGE
 --------                                                                  ----
   *1.    Form of Underwriting Agreement.
   *3.1   Certificate of Incorporation of the Registrant.
   *3.2   Bylaws of the Registrant.
   *4.1   Specimen stock certificate representing Common Stock.
   *5.    Opinion of Katten Muchin & Zavis as to the legality of
          securities to be registered.
  *10.1   Revolving Credit Agreement dated October 4, 1995 for a line of credit up to $1,500,000 by and between the Company and
          Manufacturers Bank and related documentation.
  *10.2   Revolving Credit Agreement dated April 4, 1996 for a line of credit up to $500,000 by and between the Company and
          Manufacturers Bank and related documentation.
  *10.3   Mortgage, Assignment of Leases & Security Agreement and
          Mortgage Note dated May 7, 1996 in the principal amount of
          $596,000 by and between the Company and Manufacturers Bank.
  *10.4   Installment Note and Trust Deed dated February 1, 1995 in the principal amount of $500,000 by and between the Company and R.
          Steven Lutterbach.
  *10.5   Form of the Leap Group, Inc. Employee Incentive Compensation
          Plan.
  *10.6   Form of the Leap Group, Inc. Non-employee Directors' Stock
          Option Plan.
  *10.7   Form of the Leap Group, Inc. Employee Stock Purchase Plan.
  *10.8   The Leap Group, Inc. Amended and Restated 1996 Stock Option
          Plan.
  *10.9   Employment Agreement dated March 12, 1996 by and between the
          Company and
          R. Steven Lutterbach.
  *10.10  Employment Agreement dated March 12, 1996 by and between the
          Company and
          Thomas Sharbaugh.
  *10.11  Employment Agreement dated March 12, 1996 by and between the
          Company and Frederick Smith.
  *10.12  Employment Agreement dated March 12, 1996 by and between the
          Company and
          George Gier.
  *10.13  Employment Agreement dated March 12, 1996 by and between the
          Company and
          Joseph A. Sciarrotta.
  *10.14  Form of Indemnification Agreement.
   11.    Statement regarding computation of per share earnings.
  *21.    Subsidiaries of the Registrant.
   23.1   Consent of Arthur Andersen LLP.
  *23.2   Consent of Katten Muchin & Zavis (contained in Exhibit 5).
  *23.3   Consent of Guy Day.
  *23.4   Consent of John Keane.
  *23.5   Consent of Thomas McElligott.
  *24.    Power of Attorney.
  *27.    Financial Data Schedule

- --------
* Previously filed.

  (b)Financial Statement Schedule

    Independent Auditors' Report

                             Description of Artwork
                    Contained in the Registration Statement

Background
- ----------

     An oval shaped "lilypad", covering 3/4 of the page, appears as a background on each page of the artwork and alternates extending from the top and bottom of each page. The lilypad is a bright green color offset against a blue background to give the impression of a lilypad floating on water. The words "Graphic Design. Digital Media. Advertising" are listed in a repeating pattern in small print along the edge of the lilypad.

Text On Each Page
- -----------------

     At the bottom of each page, the following text appears in addition to any other text on that page:

The images displayed on these pages are a sample of some of the services provided by the Company to certain of its current and former clients. Of the clients referenced on these pages, only Nike, Tommy Armour, Cincinnati Bell and U.S. Robotics accounted for a material portion of Leap's revenues in the fiscal quarter ended April 30, 1996. Since the Company is often retained by its clients on a project-by-project basis, there can be no assurance that any significant client in any prior period will be a source of revenues in any future period. The sizes and placement of the images are not intended to indicate the relative revenue generated from the services provided to the clients displayed.


Front Inside Cover
- ------------------

     Image 1: An image of a small frog jumping appears at the top of this page.

     Image 2: Image of Troy Aikman and Nate Newton of the Dallas Cowboys, as they appear in a Tommy Armour Golf television commercial.

     [Caption] ADVERTISING
               Television, Print,
               Radio, Outdoor

     Image 3: A screen image from a Niketown Global Expansion Interactive Presentation. The copy reads "Air Max. Lightweight mesh upper. Modified gussetted tongue for ease of entry. Molded skeletal support frame and uni directional nylon webbing eye stay straps enhance fit. Semi curve lasted training shoe engineered for runner seeking the ultimate in full length Nike-Air cushioning."

     [Caption]  NEW MEDIA
                The Internet, The World Wide Web,
                CD-ROMs, Proprietary Online Services,
                Interactive Presentations

     Image 4: An image of various beer bottles, showing beer label designs, including the final label for Northstone Amber Ale, the Plank Road Brewery, Milwaukee, Wisconsin.

     [Caption] GRAPHIC DESIGN
               Corporate Identity, Packaging,
               New Product Development

     [Text Across Bottom of Page]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Front Inside Left Spread Page
- -----------------------------

     Image 1: A screen from the Tommy Armour Golf World Wide Web page. The index reads "Catalog, Pro Shop Locator, News, Q-A Department, Guestbook, The Golf Doctor, and Pro Biographies." The banner reads "Buy a set of 855s irons and get the driver Jim Gallagher Jr. uses free. (Jim's swing not included)."

     [Caption] Tommy Armour
               World Wide Web Site

     Image 2: A screen image from the One Show CD-Rom. The text reads "Please select a Category: print, radio, tv, other."

     [Caption] The One Show
               CD ROM



     Image 3: The image depicts a dorm room desk at the University of Notre Dame. The toolbar reads: tour, alumni, faculty, students, interview.

     [Caption] Notre Dame Interactive Recruiting Program project in development.

     Image 4: A World Wide Web screen features the name Metromix, and the index lists events, dining and nightclubs.

     [Caption] Chicago Tribune Interactive Leisure & Entertainment Guide project in development.

     [Text Across Bottom of Page]

Vision. Leap is a strategic and creative communications company that develops and implements brand-driven integrated marketing campaigns for large clients and for its own proprietary use, utilizing both traditional and new technologies and media.

Front Inside Spread Right Page:
- ------------------------------

     Images 1-3: Three images from the Niketown Global Expansion Interactive Presentation. Image 1 is a screen from the Nike Timeline. It reads "1992. The first Niketown opens its doors in Chicago, and quickly becomes the #1 tourist attraction in the city. Filled with everything that embodies the Nike brand and spirit, it is a dedication to all athletes and the dreams they chase." The toolbar reads "Corporate, Niketown, Products, employees, facts & figs, expansion map, Niketown tour". The same toolbar appears on images 1-3. Image 2 shows a computer generated Nike shoebox. Image 3 shows a screen featuring a virtual reality tour of Niketown Chicago.

     [Caption]      Niketown Global Expansion Interactive Presentation

     Images 4 & 5: Two screen images from the History of Notre Dame Football CD-Rom. Image 4 is a screen from the Legends section showing a picture of a 1923 Notre Dame football team listing the team members, and featuring the legendary Four Horsemen. Image 5 is the main screen, with the roll-over pop up menu showing "The Legends."

     [Caption]      History of Notre Dame Football
                    CD-ROM

Back Inside Cover:
- -----------------

     Image 1: A Cincinnati Bell Fuse Internet Access print ad. The headline reads "When choosing an internet service provider, remember two things: 1) The internet depends completely on phone lines, 2) We know a lot about phone lines. Cincinnati Bell Telephone. Fuse. The simple, reliable access to the net."

     [Caption]      Cincinnati Bell Telephone
                    Fuse Internet Access Service
                    Print Ad

                    The Company is not currently performing services for Cincinnati Bell.

     Image 2: Image depicts various postcard books prepared for Nike's Niketown.

     [Caption]      Niketown
                    Direct Mail.

Back Inside Spread Left Page:
- ----------------------------

     Image 1: A television frame from a Partnership For a Drug Free America commercial featuring actor Carroll O'Connor.

     [Caption]      Partnership for a Drug Free America
                    Carroll O'Connor TV Commercial "My Son Hugh"

                    The Company provides services for this client on a pro-bono basis.

     Image 2: A television frame from a Boston Chicken commercial in a recent campaign depicting a car driving down the street.

     [Caption]      Boston Chicken
                    TV Campaign

                    The Company is not currently performing services for Boston Chicken.

     Image 3: A television frame from a Tommy Armour Golf commercial featuring golf pro Jim Gallagher, Jr.

     [Caption]      Tommy Armour "Scotland"
                    TV Commercial

     Images 4-6: Three television frames from the Elmer Bruker Miller Lite Super Bowl commercial. Image 4 shows Bruker on the sidelines eating a hot dog alongside Chief's coach Hank Stram. Image 5 shows Bruker during the coin toss of a Pittsburgh Steelers Super Bowl Game. Image 6 shows Bruker watching the Super Bowl on television alongside former Cowboy's coach Jimmy Johnson.

     [Caption]      Miller Lite "Elmer Bruker"
                    Super Bowl TV Commercial

                    The Company is not currently performing services for Miller.

Back Inside Spread Right Page:
- -----------------------------

     Image 1: A print ad for a U.S. Robotics product. The headline reads "Waiting is necessary evil. We want to make it a lost art."

     [Caption]      US Robotics
                    Print Ad

     Image 2: A Niketown print ad featuring Michael Jordan, with headline reading "We have liftoff. Niketown, Opening August 17/Wilshire and Rodeo/ 1 800 352 NIKE"

     [Caption]      Niketown
                    Print Ad

     Image 3: A Miller Lite Ice print ad depicting a fishbowl with a fish floating inside. The headline reads "This fish is in. He's always in. If he goes out, he'll die. You, however, have no excuse. Ice brewed for the taste that goes all out when you're out. The night is young."

     [Caption]      Miller Lite Ice
                    Print Ad

                    The Company is not currently performing services for Miller.